UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

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The Timken Company

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Notice of

2014

Annual Meeting of

Shareholders

and

Proxy Statement

THE TIMKEN COMPANY

Canton, Ohio U.S.A.

i

Ward J. Timken, Jr. Chairman – Board of Directors

March 27, 2014

Dear Shareholder:

The 2014 Annual Meeting of Shareholders of The Timken Company will be held on Tuesday, May 13, 2014, at 10:00 a.m. local time at the corporate offices of the company in Canton, Ohio.

This year, you are being asked to act upon four matters. The first three matters (Items 1 through 3) are the election of Directors, ratification of our independent auditor selection, and advisory approval of a resolution regarding our named executive officer compensation, all of which are recommended by your Board of Directors. The fourth matter is a shareholder proposal that, if properly presented, your Board recommends you do not support. Thus, your Board recommends that you vote FOR all nominees listed in Item 1, FOR Items 2 and 3, and AGAINST Item 4.

Details of these matters are contained in the accompanying Notice of 2014 Annual Meeting of Shareholders and Proxy Statement. Please read the enclosed information carefully before voting your shares. Voting your shares as soon as possible will ensure your representation at the meeting, whether or not you plan to attend.

I appreciate the strong support of our shareholders over the years and look forward to a similar vote of support at the 2014 Annual Meeting of Shareholders.

Sincerely,

Ward J. Timken, Jr.

Enclosure

Stronger. Commitment. Stronger. Value. Stronger. Worldwide. Stronger. Together. | Stronger. By Design	The Timken Company 1835 Dueber Avenue, S.W. P. O. Box 6927 Canton, OH 44706-0927 United States

THE TIMKEN COMPANY

Canton, Ohio

NOTICE OF 2014 ANNUAL MEETING OF SHAREHOLDERS

The 2014 Annual Meeting of Shareholders of The Timken Company will be held on Tuesday, May 13, 2014, at 10:00 a.m. local time, at 1835 Dueber Avenue, S.W., Canton, Ohio 44706, to act on the following matters:

1.	Election of eleven Directors to serve for a term of one year.

2.	Ratification of the selection of Ernst & Young LLP as our independent auditor for the fiscal year ending December 31, 2014.

3.	An advisory resolution regarding named executive officer compensation.

4.	A shareholder proposal requesting that the Company adopt a policy requiring that the Chairman of the Board be an independent Director.

5.	Such other business as may properly come before the meeting.

Shareholders of record of common shares of The Timken Company at the close of business on February 24, 2014, are the shareholders entitled to notice of and to vote at the meeting.

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE 2014 ANNUAL MEETING OF SHAREHOLDERS, PLEASE SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT IN THE POSTAGE-PAID ENVELOPE PROVIDED OR VOTE YOUR SHARES ELECTRONICALLY THROUGH THE INTERNET OR BY TELEPHONE. VOTING INSTRUCTIONS ARE PROVIDED ON THE ENCLOSED PROXY CARD.

Effect of Not Casting Your Vote. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name,” and these proxy materials will be forwarded to you by your broker, bank or nominee who is considered the shareholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker, bank or nominee how to vote and are also invited to attend the 2014 Annual Meeting of Shareholders. Your broker, bank or nominee will enclose a voting instruction card for you to use in directing the broker, bank or nominee regarding how to vote your shares. If you do not return the voting instruction card, the broker, bank or other nominee will determine if it has the discretionary authority to vote on the particular matter. Under applicable New York Stock Exchange rules, brokers have the discretion to vote only on any matters deemed by the New York Stock Exchange to be routine, such as the ratification of the selection of the Company’s independent auditor (Item 2 of this Proxy Statement). The election of Directors (Item 1 of this Proxy Statement), the shareholder advisory vote on named executive officer compensation (Item 3 of this Proxy Statement), and the shareholder proposal (Item 4 of this Proxy Statement) are not considered to be routine matters, and your broker will not have discretion to vote on those matters unless you specifically instruct your broker to do so by returning your signed voting instruction card. If you do not provide voting instructions to your broker, your shares will not be voted for the election of any Director nominee or on any matter for which your broker does not have discretionary authority.

March 27, 2014	William R. Burkhart Senior Vice President and General Counsel

Important Notice Regarding the Availability of Proxy Materials for the 2014 Annual Meeting of Shareholders to be held on May 13, 2014: This Proxy Statement and our 2013 Annual Report to Shareholders are available on the Investors’ section of our website www.timken.com/investors.

THE TIMKEN COMPANY

PROXY STATEMENT

The enclosed proxy is solicited by the Board of Directors of The Timken Company, an Ohio corporation (the “Company,” “we,” or “us”), in connection with the 2014 Annual Meeting of Shareholders to be held on May 13, 2014, at 10:00 a.m. local time at 1835 Dueber Avenue, S.W., Canton, Ohio 44706, and at any adjournments and postponements thereof, for the purpose of considering and acting upon the matters specified in the foregoing Notice. Our current mailing address for our corporate offices is where our 2014 Annual Meeting of Shareholders will be held. In the near future, the mailing address of our corporate offices will be changed to 4500 Mt. Pleasant Street, N.W., North Canton, Ohio 44720. The approximate date on which this Proxy Statement and proxy card will be first sent or given to our shareholders is March 27, 2014.

The Board of Directors is not aware that matters other than those specified in the foregoing Notice will be brought before the meeting for action. However, if any such matters should be brought before the meeting, the persons appointed as proxies may vote or act upon such matters according to their judgment.

ELECTION OF DIRECTORS

We presently have fourteen Directors. Pursuant to our Amended Regulations, all nominees for Director will stand for election for a one-year term to expire at the 2015 annual meeting. Candidates for Director receiving the greatest number of votes will be elected. Abstentions and “broker non-votes” (where a broker, other record holder, or nominee indicates on a proxy card that it does not have authority to vote certain shares on a particular matter) will not be counted in the election of Directors and will not have any effect on the result of the vote.

Pursuant to the Majority Voting Policy of the Board of Directors, any Director who fails to receive a majority of the votes cast in his or her election will submit his or her resignation to the Board of Directors promptly after the certification of the election results. The Board of Directors and the Nominating and Corporate Governance Committee will then consider the resignation in light of any factors they consider appropriate, including the Director’s qualifications and service record, as well as any reasons given by shareholders as to why they voted against (or withheld votes from) the Director. The Board of Directors is required to determine whether to accept or reject the tendered resignation within 90 days following the election and to disclose its decision on a Current Report on Form 8-K, as well as the reasons for rejecting any tendered resignation, if applicable.

Ward J. Timken, a Director of the Company since 1971, is retiring from the Board of Directors, effective as of the Annual Meeting of Shareholders, pursuant to the Board’s policy that a Director retire from the Board at the Annual Meeting of Shareholders after reaching age 72. James W. Griffith, a Director since 1999 and current President and Chief Executive Officer of the Company, is expected to retire as an executive officer of the Company in 2014, and will not stand for election as a Director in 2014. John M. Ballbach, a Director since 2009, and a member of the Audit and Compensation Committees, also will not stand for election as a Director in 2014. We are grateful for the many contributions made by these Directors during their service on the Board.

On September 5, 2013, our Board of Directors announced a plan to pursue a spinoff of our steel business into a separate public company, TimkenSteel Corporation (“TimkenSteel”). Among other conditions, the planned spinoff is subject to final approval by our Board of Directors, receipt of an opinion from our tax counsel regarding the tax-free nature of the spinoff, receipt of regulatory approvals and the effectiveness of a registration statement on Form 10 that has been filed with the U. S. Securities and Exchange Commission (the “SEC”). Approval by our shareholders is not required for completion of the planned spinoff. The planned spinoff is not expected to be completed until after the 2014 Annual Meeting of Shareholders. In connection with the completion of the spinoff, it is expected that Phillip R. Cox, a

Director of the Company since 2004, and Diane C. Creel, a Director of the Company since 2012, will be appointed directors of TimkenSteel and will resign from the Board of Directors of the Company. In addition, it is expected that John P. Reilly, a Director of the Company since 2006, will be appointed a director of TimkenSteel at that time, but will also remain a Director of the Company. Ward J. Timken, Jr., current Chairman of the Company, is expected to be named Chairman and Chief Executive Officer of TimkenSteel and will remain a Director of the Company but will resign as Chairman. Additionally, John M. Timken, Jr. is expected to be named as the independent non-executive Chairman of the Board of the Company. As a result, following the spinoff, no Timken family member will serve as part of the executive management of the Company. If these changes occur, the Company will decide whether to reduce the size of the Board of Directors or fill the vacancies and will announce its decision on a Current Report on Form 8-K.

If any nominee becomes unable, for any reason, to serve as a Director, or should a vacancy occur before the election (which events are not anticipated), the Directors then in office may substitute another person as a nominee or may reduce the number of nominees as they deem advisable.

ITEM NO. 1

ELECTION OF DIRECTORS

The Board of Directors, by resolution at its February 14, 2014 meeting, based on the recommendation of the Nominating and Corporate Governance Committee of the Board, nominated the eleven individuals set forth below to be elected Directors at the 2014 Annual Meeting of Shareholders to serve for a term of one year expiring at the annual meeting in 2015 (or until their respective successors are elected and qualified). All of the nominees, except Richard G. Kyle and Christopher L. Mapes have been previously elected as a Director by our shareholders. Each of the nominees listed below has consented to serve as a Director if elected.

Unless otherwise indicated on any proxy, the persons named as proxies on the enclosed proxy card intend to vote the shares covered by such proxy card in favor of the nominees named below.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF THE NOMINEES NAMED BELOW.

NOMINEES

The following information, obtained in part from the respective nominees and in part from our records, describes the background and experience of each nominee as of January 3, 2014.

Phillip R. Cox

Age 66

Director since 2004

Mr. Cox has been President and Chief Executive Officer of Cox Financial Corporation, a financial services company that he founded, for over 35 years. In addition, Mr. Cox is currently non-executive Chairman of Cincinnati Bell Inc., where he has served as a director since 1993. He has also served as a director of Touchstone Mutual Funds since 1994 and Diebold, Incorporated since 2005.

Mr. Cox provides guidance to our Board based on his extensive knowledge of finance, investments and capital markets. Mr. Cox brings the perspective of a member of several corporate boards, including as non-executive Chairman and a member of the Audit and Finance, Governance and Nominating and Compensation Committees of Cincinnati Bell and Chairman of the Compensation Committee and member of the Investment Committee of Diebold.

Mr. Cox is a member of the Audit Committee as well as the Nominating and Corporate Governance Committee.

Diane C. Creel

Age 65

Director since 2012

Ms. Creel served as Chairman, Chief Executive Officer and President of Ecovation Inc., a subsidiary of Ecolab Inc., a waste stream technology company using patented technologies, until her retirement in 2008. Prior to Ecovation, Ms. Creel was Chairman, Chief Executive Officer and President of Earth Tech, Inc. from 1992 to 2003. Ms. Creel has served as a director of Allegheny Technologies Incorporated since 1996 and Enpro Industries, Inc. since 2009. Ms. Creel was formerly a director of Goodrich Corporation until 2012.

Ms. Creel brings our Board the benefits of her deep experience as a senior executive and Board member of several industrial companies. Ms. Creel’s expertise in engineering, construction and green technology provides a key industry perspective to the Board. Ms. Creel also has experience in mergers and acquisitions, which serves the Board well when evaluating organic and inorganic growth opportunities. Ms. Creel brings the perspective of a member of several boards, including as Lead Independent Director as well as Chair of the Nominating and Governance Committee and member of the Finance and Personnel and Compensation Committees of Allegheny Technologies Incorporated and member of the Audit and Risk Management, Compensation and Human Resources and Nominating and Corporate Governance Committees of Enpro Industries, Inc.

Ms. Creel is a member of the Audit Committee as well as the Compensation Committee.

Richard G. Kyle

Age 48

Director since 2013

Mr. Kyle was appointed Chief Operating Officer – Bearings and Power Transmission of The Timken Company in 2013. At the time of his appointment, the Board indicated that it expects Mr. Kyle to succeed current President and Chief Executive Officer, James W. Griffith. Mr. Kyle joined the Company in 2006 as Vice President of Manufacturing and was named the President of the Aerospace and Mobile Industries Segments in 2008. In 2012, he was named Group President, with responsibility for the Aerospace and Steel segments as well as engineering and technology.

Mr. Kyle has significant experience with the Company and has demonstrated the ability to lead organizations through change and growth. In addition to his role as the future Chief Executive Officer (“CEO”) of the Company, Mr. Kyle’s strong engineering and operational background, coupled with his strategic perspective regarding acquisitions and optimizing value, provides valued skills to the Board.

John A. Luke, Jr.

Age 65

Director since 1999

Mr. Luke has served as the Chairman and Chief Executive Officer of MeadWestvaco Corporation, a leading global producer of packaging, coated and specialty papers, consumer and office products and specialty chemicals since 2003. Mr. Luke joined the executive ranks of Westvaco in 1990 after holding leadership positions across the organization, including positions in treasury, marketing and international sales. As a senior executive at Westvaco, Mr. Luke led the process of merging the Westvaco Corporation with the Mead Corporation in 2002. Mr. Luke has also served as a director of The Bank of New York Mellon Corporation since 2007 and MeadWestvaco Corporation since 2002.

Mr. Luke brings deep executive leadership experience to our Board, including expertise in leading large corporate transformations and evaluating and executing inorganic growth opportunities through acquisitions. Mr. Luke brings the perspective gained from serving on two corporate boards, including as Chairman and a member of the Executive Committee of MeadWestvaco Corporation and Chair of the Corporate Governance and Nominating Committee and a member of the Risk and Executive Committees of Bank of New York Mellon Corporation.

Mr. Luke chairs the Compensation Committee and is a member of the Nominating and Corporate Governance Committee.

Christopher L. Mapes

Age 51

Director since 2014

Mr. Mapes was named President and Chief Executive Officer of Lincoln Electric Holdings, Inc., a global manufacturer of welding, cutting and joining products, as of December 31, 2012, and Chairman as of December 31, 2013, after serving as Chief Operating Officer of Lincoln since 2011. From 2004 to 2011, he served as Executive Vice President of A. O. Smith Corporation, a global manufacturer with a water treatment and heating technologies business and an electric motor and motor solutions business, where he led the expansion and execution of the global strategy for its electrical products.

As an experienced executive with more than 25 years of service in global manufacturing and distribution companies, Mr. Mapes understands the challenges of global growth and the complexity of managing international operations. In addition to his business management experience, Mr. Mapes has a law degree.

Mr. Mapes will serve as a member of the Audit Committee and the Compensation Committee.

Joseph W. Ralston

Age 70

Director since 2003

General Ralston has served as Vice Chairman of The Cohen Group, an organization that provides clients with comprehensive tools for understanding and shaping their business, political, legal, regulatory and media environments, since 2003. General Ralston completed a distinguished 37-year Air Force career as Commander, U.S. European Command and Supreme Allied Commander Europe, NATO in 2003. Previously, General Ralston served as Vice Chairman of the Joint Chiefs of Staff, the nation’s second highest-ranking military officer. General Ralston also has served on the boards of Lockheed Martin Corporation and URS Corporation since 2003.

General Ralston’s experience in the private sector, combined with his distinguished military career, provides our Board with unmatched expertise across a range of complex operational, human resources, supply chain/logistical and other issues facing a global corporation. Based on his extensive military experience, General Ralston also provides specific insights and knowledge in the aerospace industry, which is a significant market for the Company. Additionally, General Ralston’s understanding of the political environment in Washington allows him to guide our Board on the challenges and opportunities resulting from governmental actions. General Ralston also brings the perspective of a member of two corporate boards, including as Chair of the Compensation Committee as well as member of the Audit and Board Affairs Committees of URS Corporation and member of the Classified Business of Security, Ethics of Sustainability and Strategic Affairs Committees of Lockheed Martin.

General Ralston serves as Lead Director, chairs the Nominating and Corporate Governance Committee and is a member of the Compensation Committee.

John P. Reilly

Age 70

Director since 2006

Mr. Reilly served as the Chairman, President and Chief Executive Officer of Figgie International, an international diversified operating company, until 1998. He has more than 30 years of experience in the automotive industry, where he served as President and Chief Executive Officer of several automotive suppliers, including Stant Corporation and Tenneco Automotive. He also held leadership positions at the former Chrysler Corporation and Navistar International and served as President of Brunswick Corporation. Mr. Reilly also serves as a director and non-executive Chairman of Exide Technologies and Material Sciences Corporation, having served on each company’s board since 2004.

Mr. Reilly brings to our Board the benefits of his extensive automotive industry experience and provides our Board with valuable insight in a significant market for the Company. Based on his 40 years of successful executive leadership with Figgie International, Stant Corporation and Tenneco Automotive, Mr. Reilly is also able to help guide the Board in making strategic and business decisions. Mr. Reilly brings his perspective as non-executive Chairman of two corporate boards, as well as a member of the Compensation Committee of Exide Technologies and Audit Committee of Material Sciences Corporation.

Mr. Reilly is a member of the Audit Committee as well as the Compensation Committee.

Frank C. Sullivan

Age 53

Director since 2003

Mr. Sullivan has held the position of Chairman and Chief Executive Officer of RPM International Inc., a world leader in specialty coatings, since 2008. Mr. Sullivan was appointed RPM’s Chief Executive Officer in 2002, prior to which he held positions in sales and corporate development before becoming Chief Financial Officer in 1993. Mr. Sullivan held various positions in the areas of commercial lending and corporate finance in the banking industry before joining RPM in 1987.

Mr. Sullivan provides the Board with extensive financial expertise based on his years as a Chief Financial Officer. In addition, having served as a Chief Executive Officer and director of a multinational company, Mr. Sullivan also brings invaluable executive experience on a wide array of issues including strategic planning and the evaluation and execution of merger and acquisition opportunities.

Mr. Sullivan chairs the Audit Committee as well as serving on the Nominating and Corporate Governance Committee.

John M. Timken, Jr.

Age 62

Director since 1986

Mr. Timken is a private investor and a successful entrepreneur, who has been a significant shareholder of The Timken Company for many years. Mr. Timken is co-founder of Amgraph Packaging, a national supplier of flexible package printing used by major food and beverage brands and private labels. His entrepreneurial activities and passion for business building have included involvement in ventures ranging from injection molding, to ophthalmic laboratories, to logistics and trucking. He has also owned a cable television business and established one of the largest commercial mushroom farms in North America.

Mr. Timken’s ability as an investor to identify and help increase value across a range of industries, as well as his familiarity with the Company’s businesses, provides the Board with important input in evaluating and making important capital allocation decisions. Since joining the Board, he has played an important role in the Company’s strategic drive to add product lines that complement its bearing product portfolio, including the acquisition of The Torrington Company in 2003, the largest in the Company’s history.

Ward J. Timken, Jr.

Age 46

Director since 2002

Mr. Timken has served as Chairman of the Board since 2005. Previously, Mr. Timken was President of our steel business from 2004 to 2005, Corporate Vice President from 2000 to 2003 and held key leadership positions in our European and Latin American businesses from 1992 to 2000. Prior to joining the Company, Mr. Timken opened and managed the Washington, D.C. office of McGough & Associates, a Columbus, Ohio-based government affairs consulting firm. Mr. Timken is also a member of the Board of Pella Corporation, where he has served since 2008.

Mr. Timken provides the Board with relevant experience from having served in several key leadership positions during his tenure with the Company. As President of the steel business, Mr. Timken led the business to record levels of profitability, and as Corporate Vice President, he was responsible for strategy development, including leading the Company’s diversification efforts in the Process Industries segment. Mr. Timken’s broad-based experience and familiarity with each of our businesses, along with his deep understanding of the global industry dynamics across the Company’s markets, allow Mr. Timken to play a key role in all matters involving the Board.

Jacqueline F. Woods

Age 66

Director since 2000

Ms. Woods served as the President of Ameritech Ohio (subsequently renamed AT&T Ohio), a telecommunications company, until her retirement in 2000. At Ameritech Ohio, Ms. Woods also held various positions in finance, operations, marketing, sales and government affairs. Ms. Woods was inducted into the Ohio Women’s Hall of Fame in 1998. Ms. Woods has served on the board of The Andersons, Inc. since 1999. Ms. Woods was formerly a director at School Specialty, Inc. until 2013.

Ms. Woods’ extensive executive management experience within a large company enables her to help guide the Board in making decisions in areas such as marketing, strategy development, corporate governance and compensation. In addition, her executive experience at a primarily consumer-oriented company provides a valuable perspective on customer service. Ms. Woods also brings perspective gained from her service as a member of another corporate board, including serving as a member of the Audit, Governance and Nominating and Compensation and Leadership Development Committees of The Andersons, Inc.

Ms. Woods is a member of the Compensation Committee as well as the Nominating and Corporate Governance Committee.

Independence Determinations

The Board of Directors has adopted the independence standards of the New York Stock Exchange listing requirements for determining the independence of Directors. The Board has determined that the following Director nominees meet those independence standards: Phillip R. Cox, Diane C. Creel, John A. Luke, Jr., Christopher L. Mapes, Joseph W. Ralston, John P. Reilly, Frank C. Sullivan, John M. Timken, Jr., and Jacqueline F. Woods. With respect to John M. Timken, Jr., the Board determined that his family relationship to Ward J. Timken, Jr. does not impair his independence.

Related Party Transactions Approval Policy

Our Directors and executive officers are subject to our Standards of Business Ethics, which require that any potential conflicts of interest, such as significant transactions with related parties, be reported to our General Counsel. Our Directors and executive officers are also subject to the Timken Policy Against Conflicts of Interest, which requires that an employee or Director avoid placing himself or herself in a position in which his or her personal interests could interfere in any way with our interests. While not every situation can be identified in a written policy, the Timken Policy Against Conflicts of Interest does specifically prohibit the following situations:

•	competing against the Company;

•	holding a significant financial interest in a company doing business with or competing with the Company;

•	accepting gifts, gratuities or entertainment from any customer, competitor or supplier of goods or services to the Company, except to the extent they are customary and reasonable in amount and not in consideration for an improper action by the recipient;

•	using for personal gain any business opportunities that are identified through a person’s position with the Company;

•	using the Company’s property, information or position for personal gain;

•	using the Company’s property other than in connection with our business;

•	maintaining other employment or a business that adversely affects a person’s job performance at the Company; and

•	doing business on the Company’s behalf with a relative or another company employing a relative.

In the event of any potential conflict of interest, pursuant to the charter of the Nominating and Corporate Governance Committee and the provisions of the Standards of Business Ethics and the Timken Policy Against Conflicts of Interest, the Nominating and Corporate Governance Committee would review and, considering such factors as it deems appropriate under the circumstances, make a determination as to whether to grant a waiver to the policies for any such situation. Any waiver would be promptly disclosed to shareholders.

Board and Committee Meetings

The Board of Directors has an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee. During 2013, there were fourteen meetings of the Board of Directors, eight meetings of its Audit Committee, seven meetings of its Compensation Committee and six meetings of its Nominating and Corporate Governance Committee. All Directors attended 75% or more of the meetings of the Board and its committees on which they served. It is our policy that all members of the Board of Directors attend the annual meeting of shareholders, and in 2013, all members attended the meeting. At each regularly-scheduled meeting of the Board of Directors, the nonemployee Directors and the independent Directors also meet separately in executive sessions.

DIRECTOR COMPENSATION

Cash Compensation

Each nonemployee Director who served in 2013 was paid at the annual rate of $80,000 for services as a Director. At its meeting on February 8, 2013, the Board of Directors approved a $10,000 increase to the annual fee for the Lead Director to $20,000, effective January 1, 2013. The Board of Directors also approved an increase to the chairperson fee for the Compensation Committee and the Nominating and Corporate Governance Committee from $15,000 to $17,500. In addition to base compensation, the following fees were paid for serving on a committee of the Board in 2013.

Committee	Chairperson Fee	Member Fee
Audit	$30,000	$15,000
Compensation	$17,500	$7,500
Nominating & Corporate Governance	$17,500	$7,500

Stock Compensation

Each nonemployee Director serving at the time of our annual meeting of shareholders on May 7, 2013, received a grant of 2,280 common shares under The Timken Company 2011 Long-Term Incentive Plan (the “Long-Term Incentive Plan”) following the meeting. The shares received are required to be held by each nonemployee Director until his or her departure from the Board of Directors. Upon a Director’s initial election to the Board, each new nonemployee Director receives a grant of 2,000 restricted shares under the Long-Term Incentive Plan, which vest one-fifth annually over a five-year period. The Compensation Committee of the Board of Directors has adopted share ownership guidelines that require nonemployee Directors to own 8,000 common shares. As of December 31, 2013, all of our Directors, other than Diane Creel, met their ownership requirements. Ms. Creel joined the Board of Directors in 2012.

Compensation Deferral

Any Director may elect to defer the receipt of all or a specified portion of his or her cash and/or stock compensation in accordance with the provisions of the Director Deferred Compensation Plan. Pursuant to the plan, cash fees can be deferred and paid at a future date requested by the Director. The amount will be adjusted based on investment crediting options, which include interest earned quarterly at a rate based on the prime rate plus one percent or the total shareholder return of our common shares, with amounts paid either in a lump sum or in installments in cash. Stock compensation can be deferred to a future date and paid either in a lump sum or installments and is payable in shares plus a cash amount representing dividend equivalents during the deferral period.

2013 DIRECTOR COMPENSATION TABLE

The following table provides details of nonemployee Director compensation in 2013:

Name (1)	Fees Earned or Paid in Cash	Stock Awards (2)	Total
John M. Ballbach	$99,375	$124,716	$224,091
Phillip R. Cox	$99,375	$124,716	$224,091
Diane C. Creel	$102,500	$124,716	$227,216
John A. Luke, Jr.	$105,000	$124,716	$229,716
Joseph W. Ralston	$125,000	$124,716	$249,716
John P. Reilly	$102,500	$124,716	$227,216
Frank C. Sullivan	$117,500	$124,716	$242,216
John M. Timken, Jr.	$87,500	$124,716	$212,216
Ward J. Timken	$80,191	$124,716	$204,907
Jacqueline F. Woods	$95,000	$124,716	$219,716

(1)	Ward J. Timken, Jr., Chairman, James W. Griffith, President and Chief Executive Officer, and Richard G. Kyle, Chief Operating Officer – Bearings and Power Transmission, are not included in this table as they are employees of the Company and receive no compensation for their services as Directors.
(2)	The amount shown for each Director is the grant date fair value of the award of 2,280 common shares made on May 7, 2013, as computed in accordance with Financial Accounting Standards Board Accounting Standards Codification (or “FASB ASC”) Topic 718. These awards vested upon grant.

A portion of the compensation for the Directors until 2005 included stock option grants. As of December 31, 2013, the following individuals had the following number of outstanding options and unvested restricted shares:

Name	Outstanding Options	Unvested Restricted Shares
John M. Ballbach	0	400
Phillip R. Cox	0	0
Diane C. Creel	0	1,600
John A. Luke, Jr.	6,000	0
Joseph W. Ralston	0	0
John P. Reilly	0	0
Frank C. Sullivan	0	0
John M. Timken, Jr.	0	0
Ward J. Timken	0	0
Jacqueline F. Woods	0	0

BOARD LEADERSHIP STRUCTURE

The Board is currently led by Chairman Ward J. Timken, Jr. In addition, the independent Directors have designated Joseph W. Ralston as Lead Director.

The Chairman oversees the planning of the annual Board calendar and, with the CEO, in consultation with the other Directors, schedules and sets the agenda for meetings of the Board and leads the discussions at such meetings. In addition, the Chairman provides guidance and oversight to management, helps with the formulation and implementation of the Company’s strategic plans and acts as the Board’s liaison to management. In this capacity, the Chairman, along with the CEO, is actively engaged on significant matters affecting the Company. The Chairman also leads the Company’s annual meetings of shareholders and performs such other functions and responsibilities as set forth in the Board of Directors General Policies and Procedures or as requested by the Board from time to time.

The Board’s preferred governance structure is to separate the roles of Chairman and CEO. With limited exceptions, these roles have been separate for over 80 years. While recognizing that there is no single, generally-accepted approach to providing Board leadership and that the Board’s leadership structure may vary in the future as circumstances warrant, the Board considers this balance of leadership between the two positions to be a strength for the Company.

The Lead Director’s duties include: (a) developing agendas for, and presiding over, the executive sessions of the independent Directors; (b) reporting the results of the executive sessions to the CEO and Chairman; (c) providing feedback as required to the other Directors on the issues discussed with the CEO and Chairman; (d) serving as a liaison with the CEO, Chairman and the independent Directors; (e) presiding at all meetings of the Board at which the Chairman is not present; (f) approving information sent to the Board; (g) approving agendas for Board meetings; (h) approving Board meeting schedules to ensure that there is sufficient time for discussion of all agenda items; (i) calling meetings of the independent Directors; and (j) ensuring that he or she is available for consultation and direct communications with major shareholders as appropriate.

On September 5, 2013, our Board of Directors announced a plan to pursue a spinoff of our steel business into a separate public company, TimkenSteel. In connection with the separation, it is expected that Ward J. Timken, Jr., will be named Chairman and Chief Executive Officer of TimkenSteel and John M. Timken, Jr., will be named as the independent non-executive Chairman of the Board of the Company.

RISK OVERSIGHT

The Board of Directors primarily relies on its Audit Committee for oversight of the Company’s risk management. The Audit Committee regularly reviews issues that present particular risks to the Company, including those involving competition, customer demands, economic conditions, planning, strategy, finance, sales and marketing, products, information technology, facilities and operations, supply chain or legal matters. The full Board also reviews these issues as appropriate. The Board believes that this approach, supported by our senior leadership structure, provides appropriate checks and balances against undue risk taking.

AUDIT COMMITTEE

We have a standing Audit Committee that has oversight responsibility with respect to our independent auditor and the integrity of our financial statements. The Audit Committee is composed of Frank C. Sullivan (Audit Committee Chairman), John M. Ballbach, Phillip R. Cox, Diane C. Creel and John P. Reilly. Our Board of Directors has determined that each member of the Audit Committee is financially literate and independent as defined in the listing standards of the New York Stock Exchange and the rules of the SEC. Our Board of Directors has determined that Frank C. Sullivan qualifies as the Audit Committee financial expert.

The Audit Committee’s charter is available on our website at www.timken.com/investors/governance.

AUDIT COMMITTEE REPORT

The Audit Committee has reviewed and discussed with management and our independent auditors the audited financial statements contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013. The Audit Committee has also discussed with our independent auditors the matters required to be discussed pursuant to Statement on Auditing Standards No. 16 “Communications with Audit Committees,” as adopted by the Public Company Accounting Oversight Board.

The Audit Committee has received and reviewed the written disclosure and the letter from our independent auditor required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, has discussed with our independent auditor such independent auditor’s independence, and has considered the compatibility of non-audit services with the auditor’s independence.

Based on the review and discussions referred to above, the Audit Committee recommended to our Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013, filed with the SEC.

Frank C. Sullivan (Audit Committee Chairman)

John M. Ballbach

Phillip R. Cox

Diane C. Creel

John P. Reilly

COMPENSATION COMMITTEE

We have a standing Compensation Committee that establishes and administers our policies, programs and procedures for compensating our senior management and Board of Directors. Members of the Compensation Committee are John A. Luke, Jr. (Compensation Committee Chairman), John M. Ballbach, Diane C. Creel, Joseph W. Ralston, John P. Reilly and Jacqueline F. Woods. Our Board of Directors has determined that all members of the Compensation Committee are independent as defined in the listing standards of the New York Stock Exchange.

With the guidance and approval of the Compensation Committee, we have developed compensation programs for our executive officers, including the CEO and the other executive officers named in the Summary Compensation Table, that are intended to enable us to attract, retain and motivate superior quality executive management; reward executive management for sustained, strong business and financial results; and align the interests of our executives and shareholders. The Compensation Committee determines specific compensation elements for the CEO and the Chairman and considers and acts upon recommendations made by the CEO and the Chairman regarding the other executive officers.

The agenda for meetings of the Compensation Committee is determined by its Chairman with the assistance of the Senior Vice President – Human Resources and Organizational Advancement. The meetings are regularly attended by the Chairman, CEO, Senior Vice President – Human Resources and Organizational Advancement, and Vice President – Total Rewards. At each meeting, the Compensation Committee meets in executive session. The Chairman of the Compensation Committee reports the Committee’s actions regarding compensation of executive officers to the full Board of Directors. Our Human Resources and Organizational Advancement department supports the Compensation Committee in its duties and may be delegated certain administrative duties in connection with our compensation programs. The Compensation Committee has the sole authority to retain and terminate compensation consultants to assist in the evaluation of Director or executive officer compensation and the sole authority to approve the fees and other retention terms of any compensation consultants. The Compensation Committee has engaged Towers Watson, a global professional services firm, to conduct annual reviews of its total compensation programs for executive officers and, from time-to-time, to review the total compensation of Directors. Towers Watson also provides information to the Compensation Committee on trends in executive compensation and other market data.

With respect to Director compensation, as stated above, the Compensation Committee periodically engages Towers Watson to conduct reviews of total Director compensation, and the Committee then recommends to the full Board of Directors changes in Director compensation that will enhance our ability to attract and retain qualified Directors.

In January 2010, the firm of Towers Watson was created by the merger of Towers Perrin and Watson Wyatt. Towers Perrin had served as an advisor to the Compensation Committee for close to 20 years and was directly engaged by and accountable to the Committee. Watson Wyatt had been our long-time independent actuary. During fiscal 2013, Towers Watson was paid $431,000 for executive compensation advice and $2,363,000 for actuarial and other services to us and our benefit plans.

The Compensation Committee has concluded that the advice received by the Committee from Towers Watson continues to be objective, unbiased and independent. The Compensation Committee’s careful oversight of the relationship with Towers Watson with respect to compensation advice mitigates the possibility that management could potentially misuse the actuarial engagement to influence Towers Watson’s compensation work for the Committee. The Compensation Committee annually reviews the charges to the Company from Towers Watson for executive compensation advice and other services for the preceding three years, along with an estimate of services for the coming year. Additionally, Towers Watson has adopted internal safeguards to ensure that its executive compensation unit is maintained separately from its actuarial business.

The Compensation Committee has assessed the independence of Towers Watson, as required under the NYSE listing rules. The Compensation Committee has also considered and assessed relevant factors that could give rise to a potential conflict of interest with respect to Towers Watson. Based on this review, we are not aware of any conflict of interest that has been raised by the work performed by Towers Watson.

The Compensation Committee also plays an active role in our executive officer succession planning process. The Compensation Committee meets regularly with senior management to ensure that an effective succession process is in place and to discuss potential successors for executive officers. As part of this process, executive officer position profiles are updated to highlight the key skills required to meet future demands, and potential successors are evaluated and development plans are reviewed. At the end of each year, the Compensation Committee reviews the performance of the executive officers and potential successors. The Compensation Committee’s succession planning activities are discussed with the full Board in executive session.

The Compensation Committee’s charter is available on our website at www.timken.com/investors/governance.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis (the “CD&A”) for the year ended December 31, 2013 with our management. Following the review and discussion referred to above, the Compensation Committee recommended to our Board of Directors, and our Board approved, the inclusion of the CD&A in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013 and this Proxy Statement for filing with the SEC.

John A. Luke, Jr. (Compensation Committee Chairman)

John M. Ballbach

Diane C. Creel

Joseph W. Ralston

John P. Reilly

Jacqueline F. Woods

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE

We have a standing Nominating and Corporate Governance Committee that is responsible for, among other things, evaluating new Director candidates and incumbent Directors and recommending Directors to serve as members of our Board committees. Members of the Nominating and Corporate Governance Committee are Joseph W. Ralston (Nominating and Corporate Governance Committee Chairman), Phillip R. Cox, John A. Luke, Jr., Frank C. Sullivan and Jacqueline F. Woods. Our Board of Directors has determined that all members of the Nominating and Corporate Governance Committee are independent as defined in the listing standards of the New York Stock Exchange.

Director candidates recommended by our shareholders will be considered in accordance with the criteria outlined below. In order for a shareholder to submit a recommendation, the shareholder must deliver a communication by registered mail or in person to the Nominating and Corporate Governance Committee, c/o The Timken Company, 4500 Mt. Pleasant Street, N.W., North Canton, Ohio 44720. Such communication should include the proposed candidate’s qualifications, any relationship between the shareholder and the proposed candidate, and any other information that the shareholder would consider useful for the Nominating and Corporate Governance Committee to consider in evaluating such candidate.

A shareholder who wishes to nominate a person for election as a Director must provide written notice to our Secretary in accordance with the procedures specified in Article I, Sections 13 and 14 of our Amended Regulations. In general, to be timely, the written notice must be delivered and received by our Secretary at our principal executive offices not less than 90 nor more than 120 days prior to the first anniversary of the date on which the Company held the preceding year’s Annual Meeting of Shareholders. If the date of the Annual Meeting of Shareholders is scheduled for a date more than 30 days prior to or more than 30 days after the first anniversary of the preceding year’s Annual Meeting of Shareholders, then a shareholder’s notice must be delivered to our Secretary at our principal executive offices not later than the close of business on the later of the 90th day prior to the Annual Meeting of Shareholders or the 10th day following the day on which public announcement of the date of the Annual Meeting of Shareholders is first made. The notice must provide certain information required by the Amended Regulations, including (a) biographical and share ownership information of the shareholder (and certain affiliates), (b) descriptions of any material interests of the shareholder (and certain affiliates) in the nomination and any arrangements between the shareholder (and certain affiliates) and another person or entity with respect to the nomination, (c) biographical and employment information of each nominee, and (d) a brief description of any arrangement or understanding between each individual proposed as a nominee and any other person pursuant to which the individual was selected as a nominee.

The Board of Directors General Policies and Procedures provide that the general criteria for Director candidates include, but are not limited to, the highest integrity and ethical standards, the ability to provide wise and informed guidance to management, a willingness to pursue thoughtful, objective inquiry on important issues before the Company, and a range of experience and knowledge commensurate with our needs as well as the expectations of knowledgeable investors.

The Nominating and Corporate Governance Committee utilizes a variety of sources to identify possible Director candidates, including professional associations and Board member recommendations. In evaluating candidates to recommend to the Board of Directors, the Nominating and Corporate Governance Committee considers factors consistent with those set forth in the Board of Directors General Policies and Procedures, including whether the candidate enhances the diversity of the Board. Such diversity includes professional background and capabilities, knowledge of specific industries and geographic experience, as well as the more traditional diversity concepts of race, gender and national origin. The attributes of the current Directors and the needs of the Board and the Company are evaluated whenever a Board vacancy occurs, and the effectiveness of the nomination process, including whether that process enhances the Board’s diversity, is evaluated each time a candidate is considered. The Nominating and Corporate Governance Committee is also responsible for reviewing the qualifications of, and making recommendations to the Board of Directors for, Director nominations submitted by our shareholders. All Director nominees are evaluated in the same manner by the Nominating and Corporate Governance Committee, without regard to the source of the nominee recommendation.

Christopher L. Mapes was recommended by the Company’s Chief Executive Officer and approved by the Nominating and Corporate Governance Committee.

The Nominating and Corporate Governance Committee also plans for Director succession. The Committee regularly reviews the appropriate size of the Board and whether any vacancies are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the Committee considers potential Director candidates. As part of this process, the Committee assesses the skills and attributes of our Board as a whole and of each individual Director and evaluates whether prospective candidates possess complementary skills and attributes that would strengthen our Board.

The Nominating and Corporate Governance Committee’s charter is available on our website at www.timken.com/investors/governance.

Our code of business conduct and ethics, called the “Standards of Business Ethics,” and our corporate governance guidelines, called the “Board of Directors General Policies and Procedures,” are reviewed annually by the Nominating and Corporate Governance Committee and are available on our website at www.timken.com/investors/governance.

BENEFICIAL OWNERSHIP OF COMMON STOCK

The following table shows, as of January 3, 2014, the beneficial ownership of our common shares by each Director, nominee for Director and executive officer named in the Summary Compensation Table on page 38 of this Proxy Statement, and by all Directors, nominees for Director and executive officers as a group. Beneficial ownership of our common shares has been determined for this purpose in accordance with Rule 13d-3 under the Securities Exchange Act of 1934 and is based on the sole or shared power to vote or direct the voting or to dispose or direct the disposition of our common shares. Beneficial ownership as determined in this manner does not necessarily bear on the economic incidents of ownership of our common shares.

Amount and Nature of Beneficial Ownership of Common Stock
Name	Sole Voting or Investment Power (1)		Shared Voting or Investment Power		Aggregate Amount (1)		Percent of Class
John M. Ballbach	19,141		0		19,141
Christopher A. Coughlin (2)	108,635		0		108,635		*
Phillip R. Cox	22,055		0		22,055		*
Diane C. Creel	4,340		0		4,340		*
Glenn A. Eisenberg (2)	121,568		0		121,568		*
James W. Griffith (2)	1,083,199		0		1,083,199		1.2%
Richard G. Kyle (2)	101,411		0		101,411		*
John A. Luke, Jr.	43,692		0		43,692		*
Christopher L. Mapes	0		0		0		*
Joseph W. Ralston	38,806		0		38,806		*
John P. Reilly	32,559		0		32,559		*
Frank C. Sullivan	33,882		0		33,882		*
John M. Timken, Jr.	584,795	(3)	856,744	(4)	1,441,539	(3)(4)	1.5%
Ward J. Timken	467,988		5,788,202	(4)	6,256,190	(4)	6.7%
Ward J. Timken, Jr. (2)	1,007,506		5,159,754	(4)	6,167,260	(4)	6.6%
Jacqueline F. Woods	16,567		0		16,567		*
All Directors, nominees for Director and executive officers as a group(2)(5)	3,822,513		6,193,756		10,016,269		10.8%

*	Percent of class is less than 1%.
(1)	The following table provides additional details regarding beneficial ownership of our common shares:

Name	Outstanding Options (a)	Vested Deferred Restricted Shares (b)	Deferred Common Shares (b)
John M. Ballbach	0	0	0
Christopher A. Coughlin	45,775	0	0
Phillip R. Cox	0	2,000	3,500
Diane C. Creel	0	0	0
Glenn A. Eisenberg	58,950	0	0
James W. Griffith	691,225	20,000	0
Richard G. Kyle	45,775	0	0
John A. Luke, Jr.	6,000	0	0
Christopher L. Mapes	0	0	0
Joseph W. Ralston	0	0	12,000
John P. Reilly	0	0	6,280
Frank C. Sullivan	0	2,000	0
John M. Timken, Jr.	0	0	0
Ward J. Timken	0	0	0
Ward J. Timken, Jr.	607,425	0	0
Jacqueline F. Woods	0	0	2,500

(a)	Includes shares that the individual named in the table has the right to acquire on or before March 4, 2014 through the exercise of stock options pursuant to the Long-Term Incentive Plan. Including those listed, all Directors, nominees for Director, and executive officers as a group have the right to acquire 1,455,150 shares on or before March 4, 2014 through the exercise of stock options pursuant to the Long-Term Incentive Plan. These shares have been treated as outstanding for the purpose of calculating the percentage of the class beneficially owned by such individual or group, but not for the purpose of calculating the percentage of the class owned by any other person.
(b)	Awarded as annual grants under the Long-Term Incentive Plan, which will not be issued until a later date under The Director Deferred Compensation Plan. The Vested Deferred Restricted Shares held by James W. Griffith are deferred under the 1996 Deferred Compensation Plan.
(2)	Excludes performance shares awarded but not vested pursuant to the Long-Term Incentive Plan as follows: Christopher A. Coughlin – 2,600; Glenn A. Eisenberg – 5,875; James W. Griffith – 19,850; Richard G. Kyle – 2,600; Ward J. Timken, Jr. – 15,900; and remaining executive officers – 2,700. These shares vest in 25% increments over four years.

(3)	Includes 197,886 shares for which John M. Timken, Jr. has sole voting and investment power as trustee of three trusts created as the result of distributions from the estate of Susan H. Timken.
(4)	Includes shares for which another individual named in the table is also deemed to be the beneficial owner, as follows: John M. Timken, Jr. – 460,000; Ward J. Timken – 5,610,944; and Ward J. Timken, Jr. – 5,150,944.
(5)	The number of shares beneficially owned by all Directors, nominees for Director and executive officers as a group has been calculated to eliminate duplication of beneficial ownership. This group consists of 19 individuals.

The following table gives information known to us about each beneficial owner of more than 5% of our common shares as of January 3, 2014, unless otherwise indicated below.

Beneficial Owner	Amount	Percent of Class
Timken family (1)	9,536,373 shares	10.2%
Relational Investors, LLC (2)	8,256,535 shares	8.9%
Participants in The Timken Company Savings and Investment Pension Plan (3)	5,918,093 shares	6.4%
BlackRock, Inc. (4)	6,363,570 shares	6.5%

(1)	Members of the Timken family, including John M. Timken, Jr., Ward J. Timken and Ward J. Timken, Jr., have in the aggregate sole or shared voting and dispositive power with respect to 9,536,373 (10.2%) of our common shares, which includes 607,425 shares that Ward J. Timken, Jr., has the right to acquire on or before March 4, 2014. The Timken Foundation of Canton (the “Foundation”), 200 Market Avenue, North, Suite 210, Canton, Ohio 44702, holds 5,097,944 of these shares, representing 5.5% of our outstanding common shares. Ward J. Timken, Joy A. Timken, Ward J. Timken, Jr., William R. Timken, Jr. and Jeffrey A. Halm are trustees of the Foundation and share the voting and investment power with respect to such shares.

There are no voting agreements or other arrangements among the members of the Timken family regarding the 9,536,373 common shares and, accordingly, the members of the Timken family shall not be deemed a “group” for purposes of Rule 13d-3 under the Securities Exchange Act of 1934 with respect to such shares. Accordingly, each member of the Timken family disclaims beneficial ownership of any of our common shares as to which such member does not have sole or shared voting or investment power.

(2)	A Form 13F filed with the SEC on February 14, 2014, by Relational Investors, LLC, 12400 High Bluff Drive, Suite 600, San Diego, California 92130, indicated that it has sole voting and investment power over 8,256,535 shares, representing 8.9%, of our outstanding common shares.
(3)	Trustee of the plan is J. P. Morgan Retirement Plan Services LLC, P. O. Box 419784, Kansas City, Missouri 64179-0654.
(4)	A Schedule 13G/A filed with the SEC on January 30, 2014, by BlackRock, Inc., 40 East 52nd Street, New York, New York 10022, indicated that it has sole voting power over 5,704,046 shares and sole investment power over 6,363,570 shares, representing 6.5%, of our outstanding common shares.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

Our executive compensation programs are designed to reward our executives for delivering exceptional performance and building shareholder value. The structure of our programs enables us to provide a competitive total rewards package while aligning senior executive interests to those of our shareholders. The following chart highlights the key considerations behind the development, review and approval of the compensation for our executive officers named in the 2013 Summary Compensation Table (our “named executive officers” or “NEOs”).

Objectives

Our executive compensation program is designed to:

•    Align the interests of our executives and shareholders

•    Reward for sustained, strong business and financial results

•    Attract, retain and motivate the best talent

Philosophy

Our executive compensation philosophy is built on the following principles:

•    Recognize that people are our strongest asset

•    Reward results linked to short-, medium- and long-term performance (pay-for performance)

•    Position pay affordably and competitively in the marketplace

•    Drive a focus on increasing shareholder value

2013 Performance

In 2013, challenging conditions in many of the markets served by the Company, alongside a weak recovery in the global economy, resulted in sales of $4.3 billion and earnings per diluted share of $2.74. Despite these economic challenges, earnings per share were among the strongest in Company history, and management’s commitment to improving market exposure and internal operating performance has positioned the Company for improvement in the future.

To strengthen our margins in the face of a slow economic recovery, we took an approach that combines long-term strategic action with more aggressive tactical adjustments. We have taken actions to improve our cost structure, remain focused on growth in long-term attractive markets and continue performance improvements across the Company. In addition, we continue to expand our geographical presence in Asia and in Africa, which will add long-term stability and strength to our earnings.

As a result of our performance in 2013, incentive plans for our NEOs generally paid below target levels. Overall, executive compensation for 2013 was consistent with our compensation objectives and reflects our operating performance, demonstrating our long-standing commitment to pay our executives for the performance they deliver.

(1)	Reconciliation of EBIT/BIC and return on invested capital to their respective U.S. GAAP equivalents is contained in Appendix A.

2013 Compensation Decisions and Actions

Factors Guiding Our Decisions (see page 26 for details)

•    Executive compensation program objectives and philosophy

•    Financial performance

•    Recommendations of the Chairman and CEO for other NEOs

•    Assessment of risk management, including avoidance of unnecessary or excessive risk taking to ensure long-term shareholder value

•    Shareholder input including “say-on-pay” vote

•    Advice of independent outside compensation consultant

•    Market pay practices

•    Current and historical compensation

Program Updates Implemented at the Beginning of 2013	No changes were made to the 2013 executive compensation programs based specifically on the results of our 2012 advisory, non-binding “say-on-pay” vote with over 94% of the votes cast approving the compensation for our NEOs.

Key 2013 Compensation Decisions (see page 29 for details)

The Compensation Committee recognizes that 2013 was a challenging year for the Company, with results falling below expectations. Although actions taken by management in recent years drove the Company to reach high levels of sales and profitability in 2012 and 2011, challenging conditions in many of the markets served by the Company, alongside a weak recovery in the global economy, resulted in below-target performance in 2013. The compensation decisions made in light of this, as well as the longer-term implications of past and present compensation decisions, as outlined below, demonstrate our strong, sustained commitment to paying for performance.

Base Salary

•    None of the NEOs, other than Mr. Kyle, received a base salary increase in 2013. The increase in base salary reflected in the Summary Compensation Table in 2013 compared to 2012 resulted from having a full year of base salary at the higher levels that were approved in 2012.

•    Mr. Kyle received a base salary increase of 40% in connection with his promotion to Chief Operating Officer – Bearings and Power Transmission. This increase was effective September 1, 2013.

Annual Incentive

•    Based on 2013 performance, the Annual Performance Award was paid at 90% of target for the CEO and the Chairman and between 75% and 90% of target for the other NEOs, reflecting below-target EBIT/BIC performance for the year.

Long-term incentives

•    Strategic performance shares and Nonqualified Stock Options: The NEOs received target grants of long-term incentive awards in 2013, with values ranging from approximately $1.2 million to $4.0 million.

•    Performance Units: Based on return on invested capital (“ROIC”) and earnings per share (“EPS”) performance, performance unit awards were earned at 119% of target for the 2011-2013 performance period.

2014 Program Updates

Replacing Strategic Performance Share Grants with RSUs for 2014 Grant

In mid-2014, our steel business is expected to become an independent company. Due to this separation, the Company has undertaken a significant review of executive compensation programs for 2014 and beyond. The Company will suspend strategic performance share grants and replace the award with restricted shares for the 2014 grant.

This is a temporary measure necessitated by the impending separation since strategic performance share payouts are based on future Company EPS, ROIC and share price results over the coming three-year period. Since the Company will no longer be one entity, the Compensation Committee determined it would be unable to set performance targets for a 2014 grant.

Currently, no other changes to our compensation programs related to the separation of the steel business have been approved by the Compensation Committee.

Discontinuing Excess Benefit Agreement

To align with market trends, and because alternate forms of retirement compensation are available, the Company is discontinuing its Excess Benefit Agreement (the “Supplemental Executive Retirement Program” or “SERP”) in 2014. Any existing agreements will be grandfathered.

Evaluating Executive Compensation Programs following Company Separation

The Compensation Committee determined that it expects to make no other changes to our compensation programs for 2014 based on the results of our 2013 advisory, non-binding “say-on-pay” vote with over 87% of the votes cast approving the compensation for our NEOs. Following the Company separation proposed for mid-2014, executive compensation programs will be re-evaluated for the remaining business based on both market practice and business strategy.

CEO Pay At-A-Glance

The CEO’s target pay for 2013 positioned his target total direct compensation (base salary, target annual incentives and target long-term incentive grants) slightly above the 50th percentile as defined below in the “Determining Compensation for 2013” discussion. The Compensation Committee determined that the appropriate total direct compensation for Mr. Griffith was $6,539,929. The Committee considered recent shareholder-value creation as well as market data and considered the total compensation package in relation to the target established for the position, taking into account the scope of responsibilities for the particular position. Further details are provided on page 26.

Elements of our executive total rewards consist of base salary, annual incentives and long-term incentives that include strategic performance shares, stock options, retirement income programs and other benefits.

The chart below shows the components of total compensation awarded to our CEO for 2012 and 2013 performance, both on a targeted basis and based on the realizable value of each year’s compensation as of December 31, 2013. The targeted value of long-term incentives granted in 2012 and 2013 reflect grant date share prices of $51.76 and $56.27, respectively. The realizable value of these awards reflects our year-end share price of $55.07.

Base Salary: Represents the yearly guaranteed fixed amount of compensation

Annual Cash: Represents annual performance award payout amounts for 2012 and 2013

Long-Term Incentives: Includes the realizable value of stock options, performance units, and strategic performance share grants for 2012 and 2013

The relationship between target and realizable compensation is attributable to several factors:

•	The below target payout of the 2013 annual incentive award (90% of target);

•	The decline in the Company’s share price since the grant date of 2013 stock options and strategic performance shares (the stock options granted in 2013 had no intrinsic value as of the end of 2013); and

•	The minimal share price appreciation (approximately 6%) since the grant of the 2012 share options and strategic performance shares.

As shown earlier, while creating longer-term value, the Company’s short-term stock price performance has lagged the market. The analysis shown above, which shows realizable compensation falling below target compensation, reinforces the performance orientation of our program and the alignment of interests between our executives and our shareholders.

The primary differences between the total amounts shown in this chart and in the 2013 Summary Compensation Table are that this table reflects the current value of stock options as of December 31, 2013, as opposed to the fair value of stock and options awards at the time of grant, and this chart does not reflect perquisites and certain other compensation amounts that are shown in the 2013 Summary Compensation Table or increases in pension values. While this table is included here to provide investors with additional important information about CEO pay, it should not be considered a substitute for the 2013 Summary Compensation Table appearing later in this Proxy Statement.

Benchmarking Our 2013 Executive Compensation Program

The Company establishes target compensation levels that are consistent with market practice and internal equity considerations relative to base salaries, annual incentive awards and long-term incentive grants, as well as with the Compensation Committee’s assessment of the appropriate pay element mix for the position.

In order to gauge the competitiveness of its compensation programs, the Company periodically reviews survey data from nationally recognized consulting firms. Collectively, these databases reflect the pay practices of hundreds of companies in a range of industries. The Company attempts to position itself to attract and retain qualified senior executives in the face of competitive pressures in its relevant general labor markets.

In 2013, the Company used information regarding the pay practices of over 600 companies in these databases with revenues adjusted (through the consultant’s use of regression analysis) to reflect a company of Timken’s revenue size. Specifically, the Company uses both the Towers Watson Executive Compensation Database and the Aon Hewitt US Total Compensation Measurement Executive Survey for these purposes. The compensation data subjected to this regression analysis, and not the identity of the individual companies participating in the surveys for these databases, was the most significant factor considered by the Compensation Committee with respect to its 2013 executive compensation decisions for our NEOs. The regression analysis was used to adjust the market data presented to the Compensation Committee, not to narrow the list of companies to a readily identifiable subset of companies.

The Company believes that revenues are an appropriate indicator of the size and complexity of an organization, which should be reflected in determining compensation levels. Furthermore, the Company views general industrial companies of comparable size as the relevant market for the Company’s senior executive talent.

Aligning Pay with Performance

The Company’s success depends largely on the contributions of motivated, focused and energized people all working to achieve our strategic objectives. This understanding shapes our approach to providing a competitive total rewards package to our CEO and the other NEOs.

Pay-for-performance is one of the four principles that make up our executive compensation philosophy. To ensure that we are adhering to this principle, we evaluate the degree of alignment of our total incentive compensation to our business results, including the ratio of earnings before interest and taxes to beginning invested capital (“EBIT/BIC”), ROIC and EPS (measured on an absolute basis, but targeted to achieve desired levels of growth) over the applicable period and total shareholder return (“TSR”) relative to the market over the prior three fiscal years.

The Company’s Approach to Rewarding Performance

Strategic Performance Shares

•    Reward long-term financial results that drive value creation

•    Reinforce ownership in the Company

•    Help diversify long-term portfolio

Stock Options

•    Reinforce ownership in the Company

•    Reward long-term value creation

The Company uses a balance of short-, medium- and long-term incentives as well as cash and non-cash compensation to meet these objectives. The elements of executive compensation provided to our NEOs for 2013 consisted of base salary, annual incentives, long-term incentives including strategic performance shares and stock options, retirement income programs and other benefits. Our compensation programs are designed to link pay and performance.

•	Program Design: 83% of the total direct compensation delivered to our CEO, and between 70-80% delivered to the other NEOs, is comprised of incentive-based pay. With the introduction of strategic performance shares in 2012, our long-term compensation plan was more aligned with shareholder interests by aligning actual payouts with the Company’s performance results.

•	Performance Assessment: Our Compensation Committee uses a comprehensive and well-defined process to assess Company performance. We believe our metrics focus management on the appropriate objectives for the creation of both short- and long-term shareholder value.

The Company’s incentive compensation programs for executives are designed to link compensation performance with the full spectrum of our business goals, some of which are short-term, while others take several years or more to achieve:

	Short-Term	Long-Term	Long-Term
	(Cash) Annual Incentive	(Equity/Cash) Strategic Performance Shares	(Equity) Nonqualified Stock Options
Objective	Short-term operational business priorities	Medium-term strategic financial goals	Long-term shareholder value creation

Time Horizon	1 Year	3 Years	10 Years

Metrics	80% corporate EBIT/BIC 20% working capital as a percentage of sales	ROIC and EPS Stock Price	Stock Price

Other key features of our executive compensation program include:

•	Stock ownership requirements: Our stock ownership guidelines require all senior executives to meet specific ownership targets based on position. This requirement subjects these executives to the same long-term stock price volatility our shareholders experience.

•	Clawback policy: If the Compensation Committee determines that an executive has engaged in detrimental activity, the Company may retract compensation awarded to that executive through our incentive plans. This “clawback” policy serves to increase transparency and discourage executives from engaging in behavior that could potentially harm the Company or its shareholders.

•	Other practices: In recent years, the Company eliminated gross-ups on perquisites and added double-trigger vesting requirements to “change in control” provisions in severance agreements and equity grants. Double-trigger vesting requirements generally require a qualifying termination of employment within a specific period of time after a change in control before severance is paid or equity awards vest in connection with the change in control. We also eliminated excise tax gross-ups for new participants in our executive compensation program.

Consideration of 2013 Say-on-Pay Vote

In evaluating the design of our executive compensation programs and the specific compensation decisions for each of our NEOs, the Compensation Committee considers shareholder input, including the advisory “say-on-pay” vote at our annual meeting. In 2013, over 87% of the votes cast approved the compensation for our NEOs described in our Proxy Statement for the 2013 Annual Meeting of Shareholders. Based on this vote, as well as other input from conversations held with investors during the course of 2013, the Compensation Committee determined that no changes to our compensation programs were warranted as a result of the shareholder advisory vote.

Determining Compensation for 2013

Role of the Compensation Committee

Each year, the Compensation Committee determines the appropriate level of compensation for all executive officers, including the CEO, Chairman and other NEOs. As part of this process, the Compensation Committee reviews all the components of compensation for the NEOs and determines that each individual’s total compensation is reasonable and consistent with the Company’s compensation philosophy. The Compensation Committee may also consider additional factors, such as the executive’s operating responsibilities, experience level, retention risk and tenure and performance in the position, and make adjustments to a particular element of an executive’s compensation.

In establishing and reviewing the Company’s compensation programs, the Compensation Committee considers whether the programs encourage unnecessary or excessive risk taking and has determined that they do not.

The Compensation Committee then approves, with any modifications it deems appropriate, base salary ranges, target annual performance award opportunities and long-term incentive grants for the Company’s NEOs. The amount of past compensation realized or potentially realizable has not directly impacted the level at which current and long-term pay opportunities have been set, though the Compensation Committee does consider this information in its deliberations.

In the course of this analysis and development of proposed total compensation packages, Towers Watson, the Compensation Committee’s external compensation consultant, reviews the relevant information and discusses their findings with the Compensation Committee.

Role of the CEO

The CEO, in consultation with the Senior Vice President, Human Resources and Organizational Advancement and Towers Watson, prepares compensation recommendations for the NEOs (other than the CEO and the Chairman) and presents these recommendations to the Compensation Committee. These recommendations are based on the CEO’s personal review of their performance, job responsibilities and importance to our overall business strategy, as well as our compensation philosophy. Although these recommendations are given significant weight, the Committee retains full discretion when determining compensation.

As part of this process, the Company also compares each element of compensation provided to its NEOs to market data and considers the total compensation package in relation to the target established for the position, taking into account the scope of responsibilities for the particular position. Total direct compensation (base salary, annual incentives and long-term incentive grants) is also evaluated in relation to the total compensation of comparable positions derived from the general market data as well as internal equity considerations.

The compensation packages for the CEO and the Chairman are determined by the Compensation Committee and approved by the independent members of the Board of Directors during executive session.

Role of the Compensation Consultant

The Compensation Committee retains the authority to approve and monitor all compensation and benefit programs (other than broad-based welfare benefit programs). However, to add rigor in the review process and to inform the Compensation Committee of market trends, the Compensation Committee engages the services of Towers Watson, an independent executive compensation consultant, to analyze our executive compensation structure and plan designs, and to assess whether the compensation program is competitive and supports the Compensation Committee’s goal to align the interests of executive officers with those of shareholders. Towers Watson also directly provides the Compensation Committee with market data, which the Compensation Committee references when determining compensation for executive officers.

During 2009, the Compensation Committee established a multi-year agreement with Towers Watson to provide this service. In 2013, Towers Watson’s primary areas of assistance were:

•	Gathering information related to current trends and practices in executive compensation in response to questions raised by the Compensation Committee and management;

•	Reviewing information developed by management for the Compensation Committee and providing its input on such information to the Committee;

•	Attending and participating in meetings with the Compensation Committee, as well as briefings with the committee chairperson and management prior to meetings; and

•	Reviewing with management and the Compensation Committee materials to be used in the Company’s Proxy Statement.

The Compensation Committee has authorized Towers Watson to interact with the Company’s management, as needed, on behalf of the Compensation Committee.

The Compensation Committee has the sole authority to approve the independent compensation consultant’s fees and terms of the engagement. Thus, the Compensation Committee annually reviews its relationship with, and assesses the independence of, Towers Watson to ensure executive compensation consulting independence. The process includes a review of the services Towers Watson provides, the quality of those services, and fees associated with the services during the fiscal year. During fiscal year 2013, Towers Watson received $431,000 for the executive compensation consulting services it provided to the Committee. Other professional consulting services provided by Towers Watson to our Company totaled $2,363,000 for actuarial and other services to us and our benefit plans. The Compensation Committee has also considered and assessed all relevant factors that could give rise to a potential conflict of interest with respect to the work performed by Towers Watson. Based on this review, the Compensation Committee did not identify any conflict of interest raised by the work performed by Towers Watson.

Elements of the Executive Compensation Program

Key Elements of Our 2013 Total Rewards Program

	Link to Program Objectives	Type of Compensation	Key Features

Base Salary	Compensation Committee considers base salaries paid by companies for comparable roles in general industry and uses the 50th percentile as a guideline, offering market competitive fixed compensation.	Cash	Provides a stable source of income and is a standard compensation element in executive compensation packages.

Annual Incentive	A cash-based award that encourages executives to focus on specific corporate performance goals.	Cash	Target incentive opportunity is set as a percentage of base salary and is granted only if threshold performance levels are met.

Long-Term Incentive: Nonqualified Stock Options	Helps ensure that executive pay is directly linked to the achievement of the Company’s long-term objectives.	Long- Term Equity	Four-year vesting promotes retention, and NEOs holding nonqualified stock options will receive greater value if the stock price rises.

Long-Term Incentive: Strategic Performance Shares	Links compensation of executives to the building of long-term shareholder value, balances short-term operating focus, and aligns the long-term financial interests of executive management with those of our shareholders.	Long- Term Equity	Performance-based restricted stock units designed to reward executives for attainment of specified medium-term corporate performance goals and the value of which is linked to the stock price.

Retirement	Critical element of a total rewards program that helps attract and retain executive talent.	Benefit	NEOs receive retirement benefits through several plans: • Qualified and nonqualified defined contribution plans; • Qualified and nonqualified defined benefit plans; and • Deferred compensation plan.

Other Benefits	Keeps program competitive and provides protection for executives, where warranted.	Benefit	Perquisites are limited in amount and the Compensation Committee limits eligibility and use.

Employment and Change of Control Agreements	Helps ensure NEOs remain focused on creating sustainable performance.	Benefit	Agreements protect the Company and the NEOs from risks by providing: • Economic stability; • Death or disability payments; and • Payments and benefits in the event of a change in control.

Guidelines for base salaries, annual incentives and long-term incentive grants are based on the 50th percentile of the general industry data for comparable roles. The Company may provide target compensation above or below the 50th percentile for a particular position, however, based on internal factors such as the executive’s operating responsibilities, experience level, retention risk and tenure and performance in the position. The Company establishes compensation levels in this way for two main reasons:

•	First, this approach sets fair and reasonable pay levels needed to attract and retain qualified executives; and

•	Second, it requires excellent performance for pay that is higher than that provided by the majority of companies in the comparison group.

Analysis of 2013 Compensation

Base Salary

Base salaries for the NEOs are intended to reflect the scope of their responsibilities, the length of their experience performing those responsibilities and their performance. The Compensation Committee initially determines base salary ranges for executive officers using external surveys of salary practices for positions with similar levels of responsibility. The Compensation Committee also reviews base salaries for the NEOs annually in light of each officer’s experience, leadership, current salary and position in the salary range.

Establishing Base Salaries When establishing base salaries for NEOs, the Compensation Committee considers as a guideline the 50th percentile of the general industry data for comparable roles.

2013 base salary decisions

In 2013, the Compensation Committee did not increase the base salary for the CEO. The Compensation Committee also did not increase the base salary for Messrs. Timken, Eisenberg or Coughlin in 2013. Mr. Kyle received a base salary increase of 40% in connection with his promotion to Chief Operating Officer – Bearings and Power Transmission. His increase was effective September 1, 2013.

Annual Incentive

The Company’s annual incentive provides the NEOs with the opportunity to earn rewards based on the achievement of corporate performance goals established by the Compensation Committee and approved by the Board of Directors. It is intended to focus the NEOs on specific performance goals in the current year. For the NEOs, the annual incentive is delivered through the Senior Executive Management Performance Plan (the “SEMPP”).

Our SEMPP permits us to grant awards that may comply with Section 162(m) of the Internal Revenue Code. In order for amounts earned under this plan to qualify as “performance- based,” the Compensation Committee can exercise discretion only to reduce an award. As a result, performance at target levels results in the plan being funded above the level of the Company’s other annual incentive plans. This provides the Compensation Committee with the flexibility to determine actual awards for the NEOs that are consistent with the awards made to other annual incentive plan participants, which has been the historical practice.

For 2013, the SEMPP provided both the CEO and the Chairman a target award opportunity of 120% of base salary. The SEMPP provided the other NEOs a target award opportunity of 70% to 75% of base salary, with the exception of Mr. Kyle, who had a target award opportunity of 75% of base salary through August 31, 2013 and 100% of base salary after September 1, 2013, as a result of his promotion to Chief Operating Officer – Bearings and Power Transmission. Target award opportunity levels for executive officers were determined by the Compensation Committee based on external surveys of practices for positions with similar levels of responsibility. The actual awards could be higher or lower than the target opportunity based on the results for each performance measure and the extent to which the Compensation Committee uses discretion to reduce the awards.

The Company used two performance measures for funding the SEMPP for 2013: (1) corporate EBIT/BIC (calculated to exclude the effects of acquisitions and divestitures above $50 million in size, changes in tax laws or accounting principles, non-cash impairments, changes in other comprehensive income and any amounts received under the U.S. Continued Dumping and Subsidy Offset Act); and (2) working capital as a percentage of sales. Corporate EBIT/BIC constituted 80% of the total award calculation and working capital as a percentage of sales constituted 20%.

The Company’s 2013 performance goals, associated plan funding levels, and actual calculated performance for the SEMPP are summarized in the following table:

Linking Compensation to Performance

The Compensation Committee established corporate EBIT/BIC as the primary performance measure because it believes this measure is closely correlated with the creation of shareholder value. Working capital as a percentage of sales was used to focus the NEOs on managing working capital.

Senior Executive Management Performance Plan – 2013

	Threshold	Target	Maximum	Actual
EBIT/BIC	7.8%	18.4%	24.3%	13.5%
Working Capital/Sales	29.0%	25.0%	21.0%	26.8%
	é	é	é	é

Plan Funding	80%	170%	260%	128.6%

Aligning Executive Annual Incentives with Company-wide Annual Performance Award Incentive Plan

Like all salaried Timken employees, our NEOs have the opportunity to receive an annual incentive award for meeting and exceeding a series of individual and collective performance targets over the course of the year. While the SEMPP is the plan executives participate in, the payouts from this plan take into account payouts associated with the company-wide Annual Performance Award (APA) plan that covers all salaried employees. APA payouts are determined by the following factors:

•	Corporate performance (measured by EBIT/BIC)

•	Business unit or corporate center performance (measured by EBIT/BIC, working capital as a percentage of sales, and customer service or new business sales ratio)

•	Individual performance

Goals are set for each component of performance annually. In addition to the performance measures outlined by the SEMPP, achievement of these goals is a factor the Compensation Committee considers when determining an NEO’s annual incentive payout. A summary of 2013 Annual Performance Award performance and calculated payouts is shown in the chart below.

2013 annual performance award decisions

The corporate EBIT/BIC target level for 2013 was set based on the Company’s business plan for 2013 and taking into account ongoing uncertainty in most of our global markets. The actual calculated corporate EBIT/BIC was 13.5%, or between threshold and target levels, while the ratio of working capital to sales was 26.8%, or between target and threshold levels. As a result, the SEMPP was eligible to be funded at 128.6% of target.

The Compensation Committee determined the actual annual incentive award for each NEO under the SEMPP at a level consistent with the calculated award, as a percentage of target opportunity, under the Company’s annual incentive plan for other management-level employees (detailed in the chart above). The calculated award for 2013 for this broad-based plan was 75%. Accordingly, the 2013 cash award payout equaled 90% of the target opportunity for the CEO and the Chairman, and between 75% and 90% of the target opportunity for the other NEOs.

Long-Term Incentives

The Compensation Committee administers the Long-Term Incentive Plan, which was approved by our shareholders. Awards under the Long-Term Incentive Plan can be made in the form of nonqualified stock options, incentive stock options, appreciation rights, performance shares, performance units, restricted shares, restricted stock units and deferred shares. In 2013, the Company utilized two different types of long-term incentive grants for the NEOs:

Driving Shareholder Return

Long-term incentive grants are intended to balance the short-term operating focus of the Company and align the long-term financial interests of executive management with those of our shareholders. The Company’s total shareholder return for 2013 was 17%.

•	Nonqualified stock options, which vest over time (four years) and are intended to provide value to the holder only if shareholders receive additional value after the date of grant; and

•	Strategic performance shares, which are performance-based restricted stock units designed to reward executives for attainment of specified medium-term corporate performance goals and the value of which is linked to the share price.

In total, the Company believes that these grants provide a balanced focus on shareholder value creation and retention of key managers over the course of a full business cycle. These grants also serve to balance the short-term operating focus of the Company and align the long-term financial interests of executive management with those of our shareholders.

The value of each type of long-term incentive grant is linked directly to the performance of the Company or the price of its common shares. In the case of stock options, the recipient recognizes value only to the extent that the share price rises above the market price of the share at the time the option is granted. For strategic performance shares, a payout is entirely contingent on the attainment of specified corporate performance targets and the value of the payout is directly linked to the share price. In each case, an executive must generally remain employed by the Company for a specified period of time to earn the full value of an award, which aids the Company in retaining executives.

The size of the long-term incentive grants and the allocation of grant value among the long-term incentive grant types is based on a combination of market practice, internal equity considerations and the relative importance of the objectives behind each of the grants (to reward attainment of multi-year performance goals, provide value tied to share price appreciation and foster share ownership).

2013 long-term incentives decisions

For the grants made in 2013, the target value to be delivered in stock options and strategic performance shares was 400% of base salary midpoint for the CEO and the Chairman, and 215% of base salary midpoint for the other NEOs. The allocation percentage between stock options and strategic performance shares was 60/40 for the CEO and the Chairman and 50/50 for the other NEOs. Greater emphasis was placed on the stock option component for the CEO and the Chairman, reflecting the Compensation Committee’s belief that the CEO and the Chairman, more than other officers, are directly accountable for long-term shareholder value creation.

The target value for each grant is converted to a number of shares or options based on a calculated average share price over a defined period prior to the grant. The Compensation Committee used the average share price over the five trading days immediately preceding the grant date in determining the number of shares granted in 2013.

The Compensation Committee typically makes long-term incentive grants at the first regularly scheduled meeting of each year, when the Committee determines all elements of the NEOs’ compensation for the year. Board and committee meetings are generally scheduled at least a year in advance.

Stock Options

In 2013, our key employees (including the NEOs) received nonqualified stock options that:

•	have an exercise price equal to the opening price of the stock on the date of grant;

•	generally will vest over a four-year period in equal amounts each year; and

•	generally will expire ten years after the date of grant.

The Compensation Committee believes that these awards help the Company retain executives and focus attention on longer-term performance. Stock options are an effective motivational tool because they only have value to the extent the share price on the date of exercise exceeds the exercise price on the grant date. They are an effective element of compensation and retention, however, only if the share price grows over the term of the award. For information about the specific number of stock options awarded in 2013 to each of the NEOs, see the 2013 Grants of Plan-Based Awards Table below.

Under accounting rules, the fair value of the stock options on the grant date is expensed over the vesting period in the year the options become vested.

Strategic Performance Shares

In an effort to further align the long-term interests of executive leadership with those of our shareholders, and to provide an incentive to achieve medium-term financial objectives, the Compensation Committee in 2012 began granting strategic performance shares in lieu of performance units and performance shares used in prior years. Strategic performance shares are performance-based restricted stock units that vest pending achievement of specified performance objectives. They are closely tied to the Company’s strategic plan, which is based on achieving top quartile shareholder return. Strategic performance shares also serve to both reward and retain executives, as the receipt of a payout is linked to performance and the value of the payout is linked to the share price when the shares vest.

The performance objectives for strategic performance shares granted in 2013 were average corporate ROIC and cumulative EPS (calibrated to reflect an appropriate level of growth) for the three-year performance period. The Compensation Committee selected these metrics because it believes they are key components of shareholder value creation and highly correlated to achievement of the Company’s business strategy. Actual performance is calculated to exclude the effects of changes in tax laws or accounting principles, non-cash impairments, changes in other comprehensive income and any amounts received under the U.S. Continued Dumping and Subsidy Offset Act. At the time the specific performance targets for each metric were established, the Compensation Committee believed that the targets for the strategic performance shares granted in 2013 were very challenging, but achievable.

The Company’s performance targets for the strategic performance shares granted in 2013 are summarized in the following table:

2013 to 2015 Strategic Performance Shares Targets

	Threshold	Target	Maximum
Average ROIC	10.0%	15.0%	16.0%
Cumulative EPS	$9.00	$14.75	$16.50
	é	é	é

Plan Funding	50%	100%	150%

The award was designed so that, for any award to be earned, actual performance must achieve at least the threshold performance levels for both ROIC and EPS. If the threshold performance level for either measure is not attained, then no payment will occur. If an award is payable, the number of shares earned could range from 50% to 150% of target based upon the actual performance over the three-year performance period. The value of a share is equal to the share price when the shares vest. Final awards are settled in cash, or in cash and shares of the Company, as follows:

•	Executives who have met their share ownership requirement at the time of grant receive the value of any final award in cash; and

•	Executives who have not met their share ownership requirement at the time of grant receive half of the value of any final award in cash and the other half in equity.

At the time these awards were granted in 2013, all of our NEOs had met their share ownership requirement. For information about the strategic performance shares awarded in 2013 to each of the NEOs, see the 2013 Grants of Plan-Based Awards Table below.

Under the accounting rules, strategic performance shares that are paid in cash result in variable accounting, whereby the Company’s expense equals the actual value paid to the executives. As such, the ultimate expense is not determinable until the end of the three-year performance period. For strategic performance shares that are paid in equity, the grant date fair value is expensed over the service/vesting period.

Performance Units

In 2011, the NEOs received awards of performance units. The awards were designed to focus the NEOs’ efforts on the Company’s medium-term performance goals. The three-year performance cycle started on January 1, 2011 and concluded on December 31, 2013.

For the 2011 to 2013 performance cycle, the Compensation Committee established two performance measures: (1) average ROIC; and (2) cumulative EPS. The Compensation Committee selected these metrics because it believed they were key components of shareholder value creation and highly correlated to achievement of the Company’s business strategy. Each metric was weighted equally because they were viewed as equally important for the performance cycle. Actual performance was calculated to exclude the effects of changes in tax laws or accounting principles, non-cash impairments, changes in other comprehensive income and any amounts received under the Continued Dumping and Subsidy Offset Act.

The specific performance targets for each metric were tied to the Company’s three-year strategic plan. Given the uncertain environment at the time the targets were established, the Compensation Committee believed that the targets for the 2011 to 2013 cycle were very challenging, but achievable. The target payout opportunity for the performance units granted in 2011 was 100% of base salary (as of January 1, 2011) for the CEO and the Chairman and ranged from 70% to 80% of base salary (as of January 1, 2011) for the other NEOs.

The Company’s performance goals and actual calculated results for the 2011 to 2013 cycle are summarized in the following table:

2011 to 2013 Performance Unit Goals

	Threshold	Target	Maximum	Actual
Average ROIC	6.5%	12.5%	18.5%	14.9%
Cumulative EPS	$5.50	$10.50	$15.50	$12.25
	é	é	é	é

Plan Funding	50%	100%	150%	119%

Based on these results, the CEO and the Chairman each received a cash payment equal to 119% of their January 1, 2011 base salaries and the other NEOs received cash payments equal to 83% to 95% of their January 1, 2011 base salaries for the 2011 to 2013 performance units.

Under the accounting rules, performance units result in variable accounting, whereby the Company’s expense equals the value paid to the executives. As such, the ultimate expense was not determinable until the end of the three-year performance period.

Retirement Income Programs

The Company’s retirement income programs are an important retention tool. The Company maintains both qualified and nonqualified retirement income programs. The NEOs participate in qualified plans on the same terms and conditions as all other salaried employees and also participate in the Company’s nonqualified retirement income programs. The Company currently provides retirement income through several types of plans:

The Company’s retirement income programs support an important part of our executive compensation program objectives: retention.

•	Qualified and nonqualified defined contribution plans provide for after-tax savings based on each executive’s contributions, Company matching contributions and core defined contributions in excess of tax limits. The nonqualified defined contribution plan in which the NEOs participate is the Post-Tax Savings Plan. This plan is primarily intended to restore benefits that would be provided under the qualified retirement plans were it not for limits on benefits and compensation imposed by the Internal Revenue Code.

•	Qualified and nonqualified defined benefit plans provide for a targeted percentage of salary and annual incentive income that will continue through retirement. The nonqualified defined benefit plan in which the NEOs participate is the SERP. The SERP provides for a benefit based on final average earnings with offsets for benefits provided under the Company’s other retirement programs. The SERP promotes retention of executive officers because it requires ten years of service, including five years as an officer, for full benefits to be earned.

Although the policies and procedures underlying the Company’s retirement income programs are the same for all participants, the age and length of service (including service as an officer of the Company) of each participant can have a significant effect on their benefit calculation because the programs have changed over time. In addition, because benefits under the Company’s retirement income programs are based on base salary and cash annual incentive compensation for the five highest non-consecutive years (out of the final ten years), pension values can increase significantly as salary and cash annual incentive compensation increases. Pension values are also influenced by external factors such as the current environment of low interest rates, which have caused pension values to increase. See “Pension Benefits” below.

The value of the nonqualified retirement income programs is quantified each year and these programs are periodically reviewed for their competitiveness. To date, the value of these programs has not had a significant impact on decisions regarding salary, annual incentive awards or long-term incentive grants.

Deferred Compensation

The Company maintains a Deferred Compensation Plan that allows certain employees, including the NEOs, to defer receipt of all or a portion of their salary, employee contributions and Company matching contributions that would otherwise be directed to the Post-Tax Savings Plan and/or incentive compensation payable in cash or common shares until a specified point in the future. Cash deferrals earn interest quarterly at a rate based on the prime rate plus one percent. None of the NEOs earned “above-market” interest, as defined by the SEC.

The Deferred Compensation Plan is not funded by the Company, and participants have an unsecured contractual commitment by the Company to pay the amounts due under the plan. When such payments are due, they will be distributed from the Company’s general assets. In the event of a change in control of the Company, as defined in the plan, participants are entitled to receive deferred amounts immediately. The Compensation Committee believes that providing employees with tax deferral opportunities aids in the attraction and retention of such employees.

The value of deferred compensation amounts is quantified each year and this program is periodically reviewed for its competitiveness. To date, the value of deferred compensation has not had a significant impact on decisions regarding salary, annual incentive awards or long-term incentive grants for our NEOs.

Other Benefits

The Company’s executive officers, including all of the NEOs, are eligible to participate in a number of broad-based benefit programs, including health, disability and life insurance programs.

The NEOs may also receive certain perquisites including term life insurance coverage (although this program is closed to new entrants), financial counseling and tax preparation assistance, access to corporate country club memberships (although personal expenses are not reimbursed), and home security systems. The value of these benefits is reflected in the All Other Compensation column in the 2013 Summary Compensation Table below.

The Company does not provide tax gross-ups for these benefits to executives. These benefits are intended to provide executives with a competitive perquisite program that is reasonable and consistent with the Company’s overall approach to executive compensation. The total cost of these benefits is a small percentage of each NEO’s total compensation.

Severance Agreements

In addition to retirement payments, the Company provides termination-related payments in the event of involuntary termination without cause and involuntary termination without cause following a change in control through severance agreements with individual executives. Severance agreements are provided based on competitive market practice and the Company’s desire to ensure some level of income continuity should an executive’s employment be terminated without cause. The Company believes that providing for such income continuity results in greater management stability and lower unwanted management turnover.

The Company believes that providing for income continuity results in greater management stability and lower unwanted management turnover.

Severance agreements also provide for termination payments following involuntary termination without cause following a change in control. These provisions are based on competitive practice and are designed to ensure that executives’ interests remain aligned with shareholders should a potential change in control occur. They are also intended to provide some level of income continuity should an executive’s employment be terminated without cause. The Company believes, as stated above, that providing for such income continuity results in greater management stability and lower unwanted management turnover.

The level of severance benefits reflects the Company’s perception of competitive market practice for the NEOs’ positions, based on an assessment by Towers Watson. Severance pay was established as a multiple of base salary and annual incentive compensation, based on competitive market practice. Specific dollar values were not targeted by the Compensation Committee, although the Compensation Committee did review “tally sheets” that showed the estimated cost of such benefits under various scenarios. The amounts of potential payouts are indicated in the Termination Scenarios table on page 47.

Stock Ownership Guidelines

Stock ownership guidelines have been established for all senior executives and are intended to align the interests of executive management with those of our shareholders by requiring executives to be subject to the same long-term stock price volatility our shareholders experience. These guidelines establish the following specific ownership target for each of the NEOs:

Linking Compensation to Stock

Performance

Guidelines tie the compensation of the NEOs to our stock performance, since the increase or decrease in our stock price impacts their personal holding. As of December 31, 2013, the NEOs all exceeded their ownership targets.

•	Mr. Griffith – 100,000 shares

•	Mr. Timken – 80,000 shares

•	Mr. Eisenberg – 33,000 shares

•	Mr. Kyle – 60,000 shares

•	Mr. Coughlin – 33,000 shares

The Company considers all shares owned by the executive, including deferred shares, restricted shares and performance shares still subject to forfeiture, but not shares that are subject to unexercised options, in determining whether the executive has met the ownership targets. As of December 31, 2013, the NEOs all exceeded their ownership targets. The Company has a formal policy that prohibits pledging Company stock or hedging the economic risk related to such stock ownership.

Clawback Provisions

The Company maintains specific provisions regarding the recovery (“clawback”) of awards to deter certain types of conduct, including conduct that could affect the accuracy of the Company’s financial statements. These provisions apply to both short- and long-term incentive programs where, if personal misconduct or any fraudulent activity on the part of the executive leads to the restatement of Company results, the Company can clawback an award. In such cases, the Compensation Committee has discretion, based on applicable facts and circumstances, to cause the Company to recover all or any portion of the incentive paid or payable to the executive for some or all of the years covered by the restatement.

Tax Accounting Rules and Regulations

The Company analyzes the overall expense arising from aggregate executive compensation, as well as the accounting and tax treatment of such programs. Section 162(m) of the Internal Revenue Code generally disallows a federal income tax deduction to publicly traded companies for compensation paid to certain executives to the extent such compensation exceeds $1 million per executive in any fiscal year. Compensation that satisfies the Internal Revenue Code’s requirements for performance-based compensation is not subject to that deduction limitation. The Company has considered the impact of Section 162(m) of the Code by obtaining shareholder approval of the SEMPP and the Long-Term Incentive Plan. In addition, it may structure certain grants under the Long-Term Incentive Plan as performance-based compensation.

The Compensation Committee considers the deductibility of compensation and benefits for federal income tax purposes, along with other relevant factors, when determining executive compensation practices. While the Compensation Committee may take action from time to time to design certain elements of the NEOs’ compensation to meet the requirements for qualified performance-based compensation and limit the impact of Section 162(m) of the Code, the Compensation Committee also believes that tax deductibility is only one of several relevant considerations in setting compensation. The Compensation Committee believes that the tax deduction limitation should not compromise its ability to design and maintain executive compensation arrangements that will attract, motivate and help retain executive talent. Accordingly, achieving the desired flexibility in the design and delivery of compensation may result in compensation that in certain cases is not deductible for federal income tax purposes.

EXECUTIVE COMPENSATION

2013 SUMMARY COMPENSATION TABLE

The following table sets forth information concerning compensation for our NEOs for 2013:

Name and Principal Position	Year	Salary	Stock Awards (1)	Option Awards (2)	Non-Equity Incentive Plan Compen-sation (3)	Change in Pension Value and Nonqualified Deferred Compensa- tion Earnings (4)	All Other Compen- sation (5)	Total
James W. Griffith President and Chief Executive Officer	2013	$1,095,000	$1,648,711	$2,482,218	$2,400,021	$364,000	$147,301	$8,137,251
	2012	$1,090,000	$1,552,800	$2,411,664	$3,132,184	$4,601,000	$189,694	$12,977,342
	2011	$1,058,334	$1,098,020	$2,630,760	$4,624,356	$3,283,000	$162,052	$12,856,522
Ward J. Timken, Jr. Chairman - Board of Directors	2013	$865,200	$1,316,718	$1,986,202	$1,896,472	$0	$198,393	$6,262,985
	2012	$861,000	$1,242,240	$1,928,476	$2,474,649	$2,253,000	$213,957	$8,973,322
	2011	$835,000	$888,398	$2,112,580	$3,651,691	$1,717,000	$217,320	$9,421,989
Glenn A. Eisenberg Executive Vice President - Finance and Administration	2013	$642,000	$607,716	$611,468	$933,217	$0	$119,738	$2,914,139
	2012	$638,840	$595,240	$617,882	$1,348,005	$1,689,000	$133,173	$5,022,140
	2011	$619,540	$314,433	$627,795	$1,963,705	$1,517,000	$132,486	$5,174,959
Richard G. Kyle Chief Operating Officer - B&PT	2013	$566,693	$607,716	$658,504	$792,519	$140,000	$94,856	$2,860,288
	2012	$464,020	$1,430,720	$560,156	$702,000	$479,000	$93,479	$3,729,375
Christopher A. Coughlin Group President	2013	$500,040	$607,716	$658,504	$695,051	$58,000	$55,977	$2,575,288
	2012	$464,020	$1,430,720	$560,156	$756,000	$1,202,000	$52,498	$4,465,394
	2011	$433,370	$259,532	$550,068	$1,016,791	$753,000	$42,586	$3,055,347

(1)	The amounts shown in this column for 2013 represent the grant date fair market value of strategic performance shares granted in 2013 (calculated in accordance with FASB ASC Topic 718). See the description of strategic performance shares on page 33. For 2013, we reviewed the accounting treatment of such awards and determined new awards should be reported at the time of grant under the “Stock Awards” column in accordance with their treatment under FASB ASC Topic 718. For consistency of presentation, the information reported for 2012 in this column has been revised to reflect the grant date fair market value of the strategic performance shares granted during 2012. Should performance equal or exceed the maximum goals for these 2013 strategic performance shares, the grant date fair market value for such awards would be: Mr. Griffith—$2,473,067; Mr. Timken, Jr.—$1,975,077; Mr. Eisenberg—$911,574; Mr. Kyle—$911,574; and Mr. Coughlin—$911,574.
(2)	The amounts shown in this column for 2013 represent the grant date fair value of nonqualified stock options granted in 2013 (calculated in accordance with FASB ASC Topic 718) using the Black-Scholes model. All stock options vest at a rate of 25% per year. Assumptions used to determine the value of these nonqualified stock options are listed in the discussion of Stock Compensation Plans in Note 12 of the Company’s Consolidated Financial Statements contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013.

(3)	The amounts shown in this column for 2013 represent cash awards under the Senior Executive Management Performance Plan (annual incentive plan) for 2013 and the performance units covering the 2011-2013 performance cycle. Amounts earned under the Senior Executive Management Performance Plan and the 2011-2013 performance units, respectively, for each of the named executive officers were as follows: Mr. Griffith—$1,182,316 and $1,217,705; Mr. Timken—$934,192 and $962,280; Mr. Eisenberg—$361,038 and $572,179; Mr. Kyle—$434,914 and $357,605; and Mr. Coughlin—$337,446 and $357,605.
(4)	The amounts shown in this column for 2013 represent the difference between the accumulated benefit amounts shown in the 2013 Pension Benefits Table on page 43 as of December 31, 2013 and those amounts calculated as of December 31, 2012. See the discussion of Pension Benefits on pages 42 and 43 for a description of how the amounts as of December 31, 2013 were calculated. The amounts as of December 31, 2012 were calculated using the same assumptions, except that a discount rate of 4% was used. As a result of the discount rate change from 4% to 5.02%, the change in pension value was negative for Messrs. Timken and Eisenberg and therefore the entries are shown as $0. The negative change in pension value is as follows: Mr. Timken—$898,000 and Mr. Eisenberg—$574,000. For both years, liabilities were determined assuming no probability of termination, retirement, death, or disability before age 62 (the earliest age unreduced pension benefits are payable from the plans). None of the NEOs earned above-market earnings in a deferred compensation plan.
(5)	The amounts shown in this column for 2013 are broken down in detail in the following table:

Name	Annual Company Contribu- tion to SIP Plan and Core DC Program (a)	Annual Company Contribu- tion to Post-Tax Savings Plan (b)	Annual Life Insurance Premium (Company Paid)	Executive Physicals (Company Required)	Financial Planning Reimburse- ment	Home Security (Company Required)	Personal Use of Company’s Country Club Member- ships (c)	Spousal Travel (d)	Tax Gross- Ups for Life Insurance, Financial Planning, Home Security and Spousal Travel (e)	Other (f)
James W. Griffith	$11,475	$109,660	$5,284	$1,613	$10,000	$360	$0	$3,517	$0	$5,392
Ward J. Timken, Jr.	$21,675	$158,937	$2,937	$3,675	$5,765	$168	$0	$3,767	$0	$1,469
Glenn A. Eisenberg	$20,400	$82,207	$4,530	$2,757	$7,500	$710	$0	$0	$0	$1,634
Richard G. Kyle	$19,125	$53,783	$0	$1,704	$520	$476	$7,735	$10,701	$0	$812
Christopher A. Coughlin	$11,475	$29,284	$0	$1,022	$955	$167	$10,125	$1,704	$0	$1,245

(a)	“SIP Plan” refers to the Savings and Investment Pension Plan, which is the Company’s qualified defined contribution plan for salaried employees. “Core DC Program” refers to the core defined contribution program for all salaried employees hired on or after January 1, 2004, as well as for salaried employees whose age plus years of service with the Company equaled less than 50 as of December 31, 2003. Messrs. Timken, Eisenberg and Kyle participate in the Core DC Program.
(b)	The “Post-Tax Savings Plan” is the Company’s non tax-qualified restoration plan for salaried employees whose contributions and benefits in qualified retirement plans are limited by Section 415 of the Internal Revenue Code.
(c)	The amounts shown for personal use of country club memberships reflect pro-rated amounts of company-paid annual membership dues in 2013 that were used for personal use by the NEOs. There are no incremental costs to the Company for personal use, as all such costs are borne by the officer.

(d)	The amounts shown for spousal travel include actual incremental travel expenses, as well as estimated incremental costs of traveling on the Company’s aircraft (if used), when accompanying the NEO on business travel.
(e)	The Company does not provide tax gross-ups for benefits to executives.
(f)	The amounts shown represent imputed income for the cost of pre-tax term life insurance (which is provided by the Company for all associates equal to one times their annual salary) for the portion that exceeds the IRS pre-tax limit of $50,000.

2013 GRANTS OF PLAN-BASED AWARDS

The following table sets forth information concerning certain grants made to our NEOs during 2013:

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards ($/share)	Grant Date Fair Value of Stock and Option Awards (4)
Name	Grant Date	Threshold	Target	Maximum	Threshold	Target	Maximum
James W. Griffith	02/07/2013 Perf RSUs (1)				14,650	29,300	43,950			$1,648,711
	02/07/2013 SEMPP (2)	$1,051,200	$2,233,800	$3,416,400
	02/07/2013 NQSOs (3)							116,100	$56.27	$2,482,218
Ward J. Timken, Jr.	02/07/2013 PerfRSUs (1)				11,700	23,400	35,100			$1,316,718
	02/07/2013 SEMPP (2)	$830,592	$1,765,008	$2,699,424
	02/07/2013 NQSOs (3)							92,900	$56.27	$1,986,202
Glenn A. Eisenberg	02/07/2013 PerfRSUs (1)				5,400	10,800	16,200			$607,716
	02/07/2013 SEMPP (2)	$385,200	$818,550	$1,251,900
	02/07/2013 NQSOs (3)							28,600	$56.27	$611,468
Richard G. Kyle	02/07/2013 PerfRSUs (1)				5,400	10,800	16,200			$607,716
	02/07/2013 SEMPP (2)	$386,683	$821,701	$1,256,719
	02/7/2013 NQSOs (3)							30,800	$56.27	$658,504
Christopher A. Coughlin	02/07/2013 PerfRSUs (1)				5,400	10,800	16,200			$607,716
	02/07/2013 SEMPP (2)	$300,024	$637,551	$975,078
	02/07/2013 NQSOs (3)							30,800	$56.27	$658,504

(1)	The “Perf RSUs” amounts shown indicate aggregate threshold, target and maximum award opportunities for strategic performance shares covering the 2013-2015 performance cycle granted to each NEO in 2013 under the Long-Term Incentive Plan. See the description of strategic performance shares on page 33.
(2)	The “SEMPP” amounts shown indicate possible funding levels at threshold, target and maximum performance levels under the SEMPP for 2013. The SEMPP is a shareholder-approved plan in which all the NEOs participated in 2013. Target award amounts under the SEMPP for each of the named executive officers were as follows: Mr. Griffith - $1,314,000; Mr. Timken - $1,038,240; Mr. Eisenberg - $481,500; Mr. Kyle - $483,353; and Mr. Coughlin - $375,030. See the description of the Annual Incentive on page 29.
(3)	The “NQSOs” amounts shown reflect nonqualified stock options granted in 2013. All options granted to the NEOs during 2013 were granted on February 7, 2013. All options were granted pursuant to the Long-Term Incentive Plan with an exercise price equal to the fair market value (as defined in the plan) on the date of grant, have a ten-year term and will generally become exercisable over four years in 25% increments on the anniversary of the date of grant. The agreements pertaining to these options provide that such options will become exercisable in full and will vest in the event of death or disability of the option holder or a change in control of the Company, in each case as defined in such agreements. In the cases of normal retirement and retirement with the Company’s consent (prior to the age of 62), such options will become exercisable with the same terms and conditions as normal vesting, as if the option holder had remained in the continuous employ of the Company.

(4)	The amounts shown reflect the grant date fair market value of options and strategic performance shares granted in 2013, calculated in accordance with FASB ASC Topic 718. The fair market value of performance-based restricted stock units is the opening price of Common Stock on the date of grant multiplied by the number of full shares granted. The fair market value of options is determined by using the Black-Scholes model.

OUTSTANDING EQUITY AWARDS AT 2013 YEAR-END

The following table sets forth information concerning unexercised options and stock awards that have not vested for each of our NEOs as of December 31, 2013:

	Option Awards (1)					Stock Awards (2)
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price ($/share)	Option Expiration Date	Grant Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
James W. Griffith	02/05/2007	134,000	0	$29.23	02/05/2017	02/08/2010	8,850	$487,370
	02/04/2008	161,000	0	$30.70	02/04/2018	02/08/2011	11,000	$605,770
	02/08/2010	158,850	52,950	$22.67	02/08/2020	02/09/2012			30,000	$1,652,100
	02/08/2011	66,000	66,000	$49.91	02/08/2021	02/07/2013			29,300	$1,613,551
	02/09/2012	28,200	84,600	$51.76	02/09/2022
	02/07/2013	0	116,100	$56.27	02/07/2023
Ward J. Timken, Jr.	02/06/2006	114,000	0	$30.93	02/06/2016	02/08/2010	7,000	$385,490
	02/05/2007	114,000	0	$29.23	02/05/2017	02/08/2011	8,900	$490,123
	02/04/2008	127,000	0	$30.70	02/04/2018	02/09/2012			24,000	$1,321,680
	02/08/2010	62,825	41,775	$22.67	02/08/2020	02/07/2013			23,400	$1,288,638
	02/08/2011	53,000	53,000	$49.91	02/08/2021
	02/09/2012	22,550	67,650	$51.76	02/09/2022
	02/07/2013	0	92,900	$56.27	02/07/2023
Glenn A. Eisenberg	02/08/2010	0	13,725	$22.67	02/08/2020	02/08/2010	2,725	$150,066
	02/08/2011	15,750	15,750	$49.91	02/08/2021	02/08/2011	3,150	$173,471
	02/09/2012	7,225	21,675	$51.76	02/09/2022	02/09/2012			11,500	$633,305
	02/07/2013	0	28,600	$56.27	02/07/2023	02/07/2013			10,800	$594,756
Richard G. Kyle	02/08/2010	0	4,275	$22.67	02/08/2020	02/08/2010	1,250	$68,838
	02/08/2011	13,800	13,800	$49.91	02/08/2021	02/08/2011	2,600	$143,182
	02/09/2012	6,550	19,650	$51.76	02/09/2022	02/09/2012			9,500	$523,165
	02/07/2013	0	30,800	$56.27	02/07/2023	08/06/2012	25,000	$1,376,750
						02/07/2013			10,800	$594,756
Christopher A. Coughlin	02/08/2010	0	4,275	$22.67	02/08/2020	02/08/2010	1,250	$68,838
	02/08/2011	13,800	13,800	$49.91	02/08/2021	02/08/2011	2,600	$143,182
	02/09/2012	6,550	19,650	$51.76	02/09/2022	02/09/2012			9,500	$523,165
	02/07/2013	0	30,800	$56.27	02/07/2023	08/06/2012	25,000	$1,376,750
						02/07/2013			10,800	$594,756

(1)	All option awards shown are nonqualified stock options that vest 25% per year over the four-year period from the date of grant.
(2)	Stock awards shown include performance shares, restricted shares, and deferred shares that have time-based vesting as well as strategic performance shares that vest based on meeting performance requirements. Performance and restricted shares vest 25% per year over the four-year period from the date of grant, unless cancelled. Deferred shares vest 100% on the fifth anniversary of the grant. Strategic performance shares vest on the third anniversary of the grant, contingent upon the achievement of performance requirements. The market value of all shares shown in these columns was determined based upon the closing price of our common shares on December 31, 2013, which price was $55.07.

2013 OPTION EXERCISES AND STOCK VESTED

The following table sets forth information with respect to the exercise of stock options by and vesting of stock-based awards for our NEOs during 2013:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise (1)	Number of Shares Acquired on Vesting	Value Realized on Vesting (2)
James W. Griffith	186,175	$5,648,028	14,350	$797,573
Ward J. Timken, Jr.	144,800	$5,690,231	11,450	$636,391
Glenn A. Eisenberg	27,250	$1,032,391	4,300	$238,994
Richard G. Kyle	16,825	$595,989	3,425	$188,957
Christopher A. Coughlin	28,825	$976,159	3,425	$188,957

(1)	The value realized on the exercise of options is the difference between the exercise price and the fair market value of our common shares on the date of exercise. Fair market value is determined by a real-time trading quote from the New York Stock Exchange at the time of exercise.
(2)	The value shown in the table for stock awards is the number of shares multiplied by the fair market value of our common shares on the date of vesting. Fair market value is determined by the average of the high and low price of a common share on the date of vesting.

PENSION BENEFITS

Qualified Plan

During 2003, the Company moved from a defined benefit retirement program (the “Qualified Plan”) to a core defined contribution retirement income program for all new salaried employees hired on or after January 1, 2004, as well as for current salaried employees whose age plus years of service with the Company equaled less than 50 as of December 31, 2003. Salaried employees whose age plus years of service equaled or exceeded 50 as of December 31, 2003 participate in a defined benefit plan with a formula of 0.75% per year of service times average earnings, including base salary and cash annual incentive compensation, for the highest five non-consecutive years of the ten years preceding retirement (“Final Average Earnings”). For all employees in a defined benefit plan as of December 31, 2003, the formula in effect at the time of service, using Final Average Earnings at retirement, would be applied to such service.

The benefit is generally payable beginning at age 65 for the lifetime of the employee, with alternative forms of payment available with actuarial adjustments. Participants may retire early for purposes of the Qualified Plan if they meet any of the following eligibility requirements:

•	Age 62 and 15 years of service;

•	Age 60 and 25 years of service; or

•	Any age and 30 years of service.

In addition, participants age 55 with at least 15 years of service may retire and receive the portion of their Qualified Plan benefit attributable to service earned after 2003. As of December 31, 2013, Mr. Griffith was the only NEO who was eligible for early retirement.

Benefits for service after December 31, 1991 are reduced for early commencement at a rate of 3% per year before age 60 for the portion of the benefit attributable to service earned between 1992 and 2003, and 4% per year before age 62 for the portion of the benefit attributable to service earned after 2003.

Supplemental Pension Plan

Consistent with the retirement income program changes the Company implemented for its salaried employees generally, the Company also reviewed and modified its SERP, effective January 1, 2004. Supplemental retirement income benefits under the SERP will be calculated using a target benefit of 60% of Final Average Earnings, offset by any defined benefit plan payments provided by the Company and the aggregate earnings opportunity provided by any Company contributions under the core defined contribution program, the SIP Plan and the Post-Tax Savings Plan. For all NEOs, other than Mr. Kyle, the officer must have at least 10 years of Company service to receive 100% of the supplemental benefit. Mr. Kyle must have at least 15 years of Company service. Benefits will be prorated for Company service of less than 10 years (15 years for Mr. Kyle). The supplemental benefit will vest after 5 years of service as an officer of the Company, with normal retirement being considered as of age 62. Early retirement at age 55 with at least 15 years of Company service will be available, but if benefits are commenced early, they will be reduced by 4% per year for each year of early commencement prior to age 62.

For both the Qualified Plan and the SERP, only actual years of service are counted in calculating pension benefits, except in the case of involuntary termination without cause, in which case up to two additional years of service will be credited.

2013 PENSION BENEFITS TABLE

The following table sets forth the number of years of credited service and actuarial value of the defined benefit pension plans for our NEOs as of December 31, 2013:

Name	Plan Name	Number of Years of Credited Service	Present Value of Accumulated Benefit (1)
James W. Griffith (2)	Supplemental Plan	29.5	$16,153,000
	Qualified Plan	29.5	$826,000
Ward J. Timken, Jr. (3)	Supplemental Plan	21.6	$4,978,000
	Qualified Plan	11.6	$177,000
Glenn A. Eisenberg (3)	Supplemental Plan	12.0	$4,805,000
	Qualified Plan	2.0	$41,000
Richard G. Kyle (3)	Supplemental Plan	7.7	$962,000
	Qualified Plan	0.0	$0
Christopher A. Coughlin	Supplemental Plan	29.5	$2,669,000
	Qualified Plan	29.5	$508,000

(1)	The “Present Value of Accumulated Benefit” is the present value as of December 31, 2013 of the pension benefits earned as of such date that would be payable under that plan for the life of the executive, beginning at age 62. Age 62 is the earliest age an unreduced benefit is payable from the plans. The assumptions used to determine the present value include a 5.02% discount rate and mortality according to the RP-2000 Mortality Table. Benefits were determined assuming no probability of termination, retirement, death, or disability before age 62. For 2013, the Internal Revenue Code pay limit was $255,000 and the maximum benefit was $205,000.
(2)	Due to his length of service as an officer of the Company, Mr. Griffith was grandfathered in a prior SERP formula for service before 2004. The following formula applies: (1) 1.75% of Final Average Earnings, reduced by 1.25% of the Social Security benefit, times years of service prior to January 1, 2004, the result increased by 5%; plus (2) the benefit under the formula discussed in the Supplemental Pension Plan section above, times the ratio of service after December 31, 2003 to total service.

(3)	Because neither Mr. Eisenberg nor Mr. Timken had a combination of age and service with the Company that equaled or exceeded 50 as of December 31, 2003, they do not accumulate any service under the Qualified Plan after December 31, 2003. Because Mr. Kyle was hired after January 1, 2004, he did not accumulate any service under the Qualified Plan.

2013 NONQUALIFIED DEFERRED COMPENSATION

The table below sets forth information regarding Deferred Compensation Plan contributions, earnings and withdrawals during 2013 and the account balances as of December 31, 2013 for the NEOs:

Name	Executive Contributions in 2013 (1)	Company Contributions in 2013 (1)	Aggregate Earnings in 2013 (2)	Aggregate Withdrawals/ Distributions in 2013	Aggregate Balance at December 31, 2013 (3)
James W. Griffith	$0	$0	$171,112	$0	$1,309,406
Ward J. Timken, Jr.	$112,191	$157,855	$43,213	$0	$1,238,592
Glenn A. Eisenberg	$0	$0	$0	$0	$0
Richard G. Kyle	$17,820	$0	$7,500	$0	$190,849
Christopher A. Coughlin	$0	$0	$0	$0	$0

(1)	Amounts shown as executive contributions or Company contributions in 2013 were reported in the 2013 Summary Compensation Table.
(2)	This column includes interest earned from cash deferrals, dividend equivalents earned from restricted share deferrals, interest earned on those dividend equivalents and appreciation or depreciation in value for restricted share deferrals. The earnings during this year and previous years were not above market or preferential; therefore these amounts were not included in the 2013 Summary Compensation Table.
(3)	Amounts included in the aggregate balances that previously were reported as compensation in the Summary Compensation Table for previous years (or would have been had the recipient been identified as a NEO for such years) are as follows: Mr. Griffith – $524,000; Mr. Timken—$878,423; and Mr. Kyle—$152,772.

We maintain a Deferred Compensation Plan that allows certain employees, including the NEOs, to defer receipt of all or a portion of their salary, employee contributions and Company match that would otherwise be directed to the Post-Tax Savings Plan and/or incentive compensation payable in cash or common shares until a future time they have specified. Cash deferrals earn interest quarterly at a rate equal to the prime rate plus 1%. Restricted share deferrals, which were previously allowed under the plan, earn dividend equivalents (cash equivalent to the value of dividends that would be paid on restricted shares) and interest on those dividend equivalents at the aforementioned rate. The Deferred Compensation Plan is not funded by the Company and participants have an unsecured contractual commitment by the Company to pay the amounts due under the plan. When such payments are due, they will be distributed from the Company’s general assets. In the event of a change in control in the Company, as defined in the plan, participants are entitled to receive deferred amounts immediately.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

We have entered into severance agreements with each of the NEOs that provide for compensation in the event of termination of employment under certain circumstances (the “Severance Agreements”). In addition, the NEOs are entitled to post-termination payments or benefits under agreements entered into under the Long-Term Incentive Plan and under our retirement and benefit plans under certain circumstances. The following circumstances would trigger post-termination payments to the named executive officers: change in control followed by certain events described below; involuntary termination without cause; retirement; permanent disability; and death. All scenarios are assumed to have a December 31, 2013 effective date.

Change In Control

Under the Severance Agreements with the NEOs, when certain events occur, such as a reduction in the officer’s responsibilities or termination of the officer’s employment without cause, following a change in control of the Company (as provided in the Severance Agreements), the officer will be entitled to receive payment in an amount, grossed-up for any excise taxes payable by the individual, equal to a multiple of three times the sum of: (1) the greater of (a) the officer’s annual base salary in effect prior to the termination or (b) the officer’s annual base salary in effect prior to the change in control and (2) the greater of (a) the officer’s target annual amount of incentive compensation for the year in which the officer terminates employment or (b) the officer’s target annual amount of incentive compensation for the year in which the change in control occurs. In addition, the officer would receive a lump sum amount representing the SERP benefit.

The lump sum amount is determined by calculating the benefit under the Qualified Plan and the SERP assuming the officer continued to earn service for three additional years with annual earnings during those three years equal to the compensation described above. The lump sum amount is reduced by the lump sum equivalent of the benefit payable from the Qualified Plan. This lump sum is determined based on mortality table and interest rate promulgated by the IRS under Section 417(e)(3) of the Internal Revenue Code.

The officer would also receive certain benefits based on contributions that would have been made to the SIP Plan and the Post-Tax Savings Plan during the three-year period. Any unvested equity-based grants would vest and become nonforfeitable. The officer would have five years to exercise all stock options. In the event of a change in control, the amounts payable under the Severance Agreements would become secured by a trust arrangement. The officer would also be entitled to continuation of health and welfare benefits through the severance period and career outplacement services.

At its meeting on December 9, 2010, the Compensation Committee of the Board of Directors approved a new form of Severance Agreement that eliminated the excise tax gross-up provision for new participants or existing participants moving into higher-level positions. This new form agreement provides that the participant can choose the “best net” benefit of either: (1) paying all excise taxes incurred with respect to the change-in-control benefits, without a gross-up by the Company; or (2) accepting aggregate change-in-control benefits that do not exceed the excise tax threshold. With Mr. Coughlin’s appointment to the position of President – Process Industries and Mr. Kyle’s appointment to the position of President – Mobile Industries and Aerospace effective January 1, 2011, they both entered into the new form of Severance Agreement containing this provision.

Voluntary Termination

The Company pays no severance, benefits, perquisites or vesting of any equity-based grants in the case of a voluntary termination.

Involuntary Termination With Cause

The Company provides no severance, benefits, perquisites or vesting of any equity-based grants in the case where an officer is terminated by the Company with cause. As provided in the Severance Agreements, termination with cause can occur only in the event that the officer has done any of the following: an intentional act of fraud, embezzlement or theft in connection with his duties with the Company; intentional wrongful disclosure of secret processes or confidential information of the Company or a Company subsidiary; or intentional wrongful engagement in any Competitive Activity (as defined in the Severance Agreements) which would constitute a material breach of the officer’s duty of loyalty to the Company.

If the Company terminates an officer’s employment for cause, no benefit is payable from any of the nonqualified pension plans.

Involuntary Termination Without Cause

In the case of an involuntary termination without cause, each NEO is entitled to severance equal to 1.5 times the sum of: (1) the officer’s base salary and (2) an amount equal to the highest annual incentive payout percentage during the preceding five years (not to exceed 100%), multiplied by the target amount of incentive pay for the year in which the officer is terminated, except that the Chairman and the Chief Executive Officer are instead entitled to severance of 2 times the sum of: (1) such individual’s respective base salary and (2) an amount equal to the highest annual incentive payout percentage during the preceding five years (not to exceed 100%) multiplied by the target amount of incentive pay with respect to such individual for the year in which such officer is terminated. In consideration for providing severance benefits, the Company receives confidentiality and non-compete covenants from the NEOs, as well as a release of liability for all claims against the Company. Each NEO is also entitled to continuation of health and welfare benefits through the severance period and career outplacement services.

The values shown on the table below for the retirement benefits are payable in the same form and manner as discussed in the narrative following the Pension Benefits Table. For purposes of involuntary termination without cause, the benefit is determined and payable as described in the Pension Benefits discussion on pages 42 and 43, but with two additional years of service credit.

Retirement

“Retirement” infers retirement with the Company’s consent, which means either: (1) retirement of the NEO prior to age 62, if the Compensation Committee of the Board of Directors determines that such retirement is for the convenience of the Company; or (2) retirement of the NEO on or after age 62.

In addition to retirement benefits shown in the 2013 Pension Benefits Table (which are not shown in the following table of termination scenarios), benefits for NEOs who retire with the Company’s consent include: prorated payouts of performance units, continued normal vesting of Long-Term Incentive Plan awards as if the officer had remained in the continuous employ of the Company, and SERP adjustments to retirement benefits if retiring prior to age 62.

Death or Permanent Disability

“Permanent Disability” occurs if an NEO qualifies for permanent disability benefits under a disability plan or program of the Company or, in the absence of a disability plan or program of the Company, under a government-sponsored disability program.

Benefits for officers who die while actively employed are payable to the surviving spouse from the defined benefit pension plans at the officer’s normal retirement date (or on a reduced basis at an early retirement date) if the officer had at least five years of service. The benefit is equal to 50% of the benefit payable if the officer had terminated employment on the date of his death, survived to the payment date (as elected by spouse), elected the 50% joint and survivor form of payment and died the next day. If the executive has at least 15 years of service at time of death, the benefit is equal to 50% of the accrued benefit at time of death payable immediately, but with any applicable early commencement reduction. For executive officers appointed on or before 2003, a death benefit is also payable to the named beneficiary of the executive officer.

All equity-based Long-Term Incentive Plan grants immediately vest in the event of death or permanent disability. In the case of disability, the employee has up to five years to exercise stock options. There is a one-year expiration period in the case of death for the survivor to exercise stock options.

Termination Scenarios

	Mr. Griffith
	Voluntary Resignation	Termination With Cause	Retirement(6)	Death & Disability	Termination Without Cause	Change in Control
Cash Severance (1)	$0	$0	$0	$0	$4,818,000	$7,227,000
Equity (2)	$0	$0	$0	$6,851,467	$6,609,141	$6,851,467
Retirement Benefits (3)	$0	$0	$1,142,000	$0	$711,000	$1,894,000
Other Benefits (4)	$0	$0	$0	$1,600,000	$40,000	$50,000
Excise Tax Gross-Up (5)						$0
Total	$0	$0	$1,142,000	$8,451,467	$12,178,141	$16,022,467

	Mr. Timken
	Voluntary Resignation	Termination With Cause	Retirement(6)	Death & Disability	Termination Without Cause	Change in Control
Cash Severance (1)	$0	$0		$0	$3,806,880	$5,710,320
Equity (2)	$0	$0		$5,336,843	$5,184,884	$5,336,843
Retirement Benefits (3)	$0	$0		$0	$0	$642,000
Other Benefits (4)	$0	$0		$600,000	$40,000	$50,000
Excise Tax Gross-Up (5)						$0
Total	$0	$0	$0	$5,936,843	$9,031,764	$11,739,163

	Mr. Eisenberg
	Voluntary Resignation	Termination With Cause	Retirement(6)	Death & Disability	Termination Without Cause	Change in Control
Cash Severance (1)	$0	$0		$0	$1,685,250	$3,370,500
Equity (2)	$0	$0		$2,299,367	$2,144,606	$2,299,367
Retirement Benefits (3)	$0	$0		$0	$0	$281,000
Other Benefits (4)	$0	$0		$1,000,000	$35,000	$50,000
Excise Tax Gross-Up (5)						$0
Total	$0	$0	$0	$3,299,367	$3,864,856	$6,000,867

	Mr. Kyle
	Voluntary Resignation	Termination With Cause	Retirement(6)	Death & Disability	Termination Without Cause	Change in Control
Cash Severance (1)	$0	$0		$0	$1,575,070	$3,150,140
Equity (2)	$0	$0		$2,981,450	$1,452,173	$2,981,450
Retirement Benefits (3)	$0	$0		$0	$387,000	$1,443,000
Other Benefits (4)	$0	$0		$0	$35,000	$50,000
Excise Tax Gross-Up (5)						$0
Total	$0	$0	$0	$2,981,450	$3,449,243	$7,624,590

	Mr. Coughlin
	Voluntary Resignation	Termination With Cause	Retirement(6)	Death & Disability	Termination Without Cause	Change in Control
Cash Severance (1)	$0	$0		$0	$1,312,605	$2,625,210
Equity (2)	$0	$0		$2,981,450	$1,452,173	$2,981,450
Retirement Benefits (3)	$0	$0		$0	$0	$937,000
Other Benefits (4)	$0	$0		$0	$35,000	$50,000
Excise Tax Gross-Up (5)						$0
Total	$0	$0	$0	$2,981,450	$2,799,778	$6,593,660

(1)	“Cash Severance” amounts are defined by multiples of annual pay provided in the Severance Agreements.
(2)	“Equity” includes restricted shares, deferred shares, performance shares, strategic performance shares and stock option grants. Equity-based grants immediately vest in the event of a change in control (as defined in the Severance Agreements) followed by certain events previously described or at the time of death or permanent disability. Equity-based grants vest through the period of time represented by the cash severance multiple in the case of an involuntary termination. All full-share awards are valued at the closing price of our common shares on December 31, 2013, which was $55.07. All stock options are valued based on the difference between the above closing stock price and the exercise price (or zero if the difference is negative), times the number of unvested shares that would accelerate, as defined in the Severance Agreements. Beginning with the Long-Term Incentive Plan grant for 2012, we modified our equity grant agreements to require double-trigger vesting for awards in the event of a change in control.
(3)	“Retirement Benefits” represent the value of additional benefits earned under the qualified and supplemental plans as a result of retirement, termination without cause, or a change in control.
(4)	“Other Benefits” is continuation of health and welfare benefits through the severance period, with an estimated value of $10,000 per year, plus outplacement services with an estimated value of $20,000. Additionally, the Company entered into death benefit agreements with the NEOs who were executive officers in October 2003. The amounts shown under “Death and Disability” represent the value of the death benefit payable under these agreements, which was two times the officer’s base salary in effect as of December 31, 2003.
(5)	“Excise Tax Gross-Up” represents the amount that the Company would pay to cover the excise tax of 20% above normal withholdings that would be imposed if a payment to an executive is over a calculated threshold as defined under the Internal Revenue Code. The Severance Agreements provide for a “gross-up” payment that ensures that after the executive pays all taxes, his net benefit includes the money he would have lost as a result of the excise tax. Based on the hypothetical change in control as of December 31, 2013, no excise tax would be triggered for Messrs. Griffith, Timken, and Eisenberg. In 2011, Mr. Coughlin and Mr. Kyle entered into a Severance Agreement that does not contain the excise tax provision.
(6)	Values are shown under the retirement scenario for only those NEOs who were eligible for normal retirement or early retirement with the Company’s consent as of December 31, 2013.

EQUITY COMPENSATION PLAN INFORMATION

The table below sets forth information as of December 31, 2013 regarding the Long-Term Incentive Plan. Under the Long-Term Incentive Plan, we have made equity compensation available to Directors, officers, and other employees of the Company. The Long-Term Incentive Plan has been approved by our shareholders.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)(1)	Weighted-average exercise price of outstanding options, warrants and rights (b)(2)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)(3)
Equity compensation plans approved by security holders (4)	3,681,346	$40.49	5,179,569
Equity compensation plans not approved by security holders	0	$0.00	0
Total:	3,681,346	$40.49	5,179,569

(1)	The amount shown in column (a) includes the following: nonqualified stock options – 3,388,412; performance shares – 57,068; deferred shares – 81,000; performance vested restricted stock units – 35,449; and time vested restricted stock units – 86,401.
(2)	The weighted average exercise price in column (b) includes nonqualified stock options only.

(3)	The amount shown in column (c) represents shares of common shares remaining available under the Long-Term Incentive Plan, under which the Compensation Committee is authorized to make awards of option rights, appreciation rights, restricted shares, deferred shares, performance units and restricted stock units. Awards may be credited with dividend equivalents payable in the form of common shares. In addition, under the Long-Term Incentive Plan, nonemployee Directors are entitled to awards of restricted shares, common shares and option rights. In 2011, a new Long-Term Incentive Plan was approved by shareholders authorizing 7,000,000 common shares that may be issued. Shares from the prior long-term incentive plan are no longer available to be issued. Under the Long-Term Incentive Plan, for any award that is not an option right or a stock appreciation right, 2.12 common shares are subtracted from the maximum number of common shares available under the plan for every common share issued under the award. For awards of option rights and stock appreciation rights, however, only one common share is subtracted from the maximum number of common shares available under the plan for every common share granted.
(4)	The Company also maintains the Director Deferred Compensation Plan and the 1996 Deferred Compensation Plan pursuant to which Directors and employees, respectively, may defer receipt of common shares authorized for issuance under the Long-Term Incentive Plan. The table does not include separate information about these plans because they merely provide for the deferral, rather than the issuance, of common shares.

ITEM NO. 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITOR

The Audit Committee of the Board of Directors has selected Ernst & Young LLP, an independent registered public accounting firm, to perform the audit of our financial statements and our internal control over financial reporting for the 2014 fiscal year. Ernst & Young has acted as our independent accounting firm for many years.

The selection of Ernst & Young as our independent auditor is not required to be submitted to a vote of our shareholders for ratification. However, the Board of Directors believes that obtaining shareholder ratification is a sound governance practice. If our shareholders fail to vote on an advisory basis in favor of the selection of Ernst & Young, the Audit Committee will reconsider whether to retain Ernst & Young and may retain that firm or another firm without re-submitting the matter to our shareholders. Even if the shareholders ratify the appointment, the Audit Committee may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in our best interest.

The affirmative vote of a majority of the votes cast on this matter is necessary to ratify the appointment of Ernst & Young. Abstentions will not be counted for determining whether this matter is approved.

Representatives of Ernst & Young are expected to be present at the 2014 Annual Meeting of Shareholders. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE INDEPENDENT AUDITOR FOR THE 2014 FISCAL YEAR.

AUDITOR

Set forth below are the aggregate fees billed by Ernst & Young for professional services rendered to us in 2013 and 2012.

	2013	2012
Audit Fees:
Consolidated financial statements	$3,432,200	$2,852,700
Statutory audits	399,000	581,700
Accounting consultations	194,200	94,900

Total Audit Fees	$4,025,400	$3,529,300

Audit-Related Fees:
Employee benefit plan audits	323,500	340,100
Steel separation	1,838,300	0
Other audit-related consultations	10,000	3,000

Total Audit-Related Fees	$2,171,800	$343,100

Tax Fees:
Tax compliance	101,900	161,000
Tax advisory	50,000	83,400

Total Tax Fees	$151,900	$244,400

All Other Fees:	59,600	0

Total fees	$6,408,700	$4,116,800

The Audit Committee has adopted policies and procedures requiring pre-approval of all services provided by the independent auditor. Other than services pre-approved in connection with the annual engagement of the independent auditor, all services to be provided by the independent auditor must be pre-approved by the Audit Committee. Requests for pre-approval must contain sufficient detail to ensure the Audit Committee knows precisely what services it is being asked to pre-approve so that it can make a well-reasoned assessment of the impact of the service on the auditor’s independence. Additionally, the Audit Committee has pre-approved the provision of a limited number of specific services that do not require further action by the Audit Committee. The Audit Committee has delegated its pre-approval authority to one of its members who must report any pre-approval decisions to the full Audit Committee at its next scheduled meeting. All of the services described above under “Audit-related fees” and “Tax fees” were approved by the Audit Committee in accordance with its pre-approval policies and procedures.

ITEM NO. 3

SHAREHOLDER ADVISORY VOTE ON

NAMED EXECUTIVE OFFICER COMPENSATION

We believe that our compensation programs for our named executive officers:

•	align the financial interests of executive management with those of our shareholders;

•	reward executive management for sustained strong business and financial results; and

•	enable us to attract, retain and motivate the best talent.

As required under the Dodd-Frank Wall Street Reform and Consumer Protection Act and Section 14A of the Securities Exchange Act of 1934, we are asking you to cast an advisory (non-binding) vote on the following resolution at our 2014 Annual Meeting of Shareholders:

RESOLVED, that the compensation of the named executive officers as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the CD&A, the compensation tables and any related material disclosed in this Proxy Statement, is hereby APPROVED.

As an advisory vote, this resolution is not binding on us. However, the Compensation Committee, which is responsible for designing and administering our executive compensation program, values the opinions expressed by our shareholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for our named executive officers. We are currently conducting this advisory vote, commonly known as a “say-on-pay” vote, every year, and expect to hold the next say-on-pay vote in connection with our 2015 annual meeting.

The affirmative vote of a majority of the votes cast is necessary for approval of the resolution. Abstentions and broker non-votes will not be counted for determining whether the resolution is approved.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ADVISORY APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

ITEM NO. 4

SHAREHOLDER PROPOSAL – INDEPENDENT BOARD CHAIRMAN

A shareholder, whose name, address, and share ownership are available upon request as described on page 54, has notified the Company of his intention to offer the following proposal for consideration of the shareholders at the 2014 Annual Meeting of Shareholders:

RESOLVED: Shareholders request that our Board of Directors to adopt a policy, and amend other governing documents as necessary to reflect this policy, to require the Chair of our Board of Directors to be an independent member of our Board. This independence requirement shall apply prospectively so as not to violate any contractual obligation at the time this resolution is adopted. Compliance with this policy is waived if no independent director is available and willing to serve as Chair. The policy should also specify how to select a new independent chairman if a current chairman ceases to be independent between annual shareholder meetings.

Many companies already have an independent Chairman. An independent Chairman is the prevailing practice in the United Kingdom and many international markets. This proposal topic won 50%-plus support at 5 major U.S. companies in 2013 including 73%-support at Netflix.

This proposal should also be more favorably evaluated due to our Company’s clearly improvable environmental, social and corporate governance performance as reported in 2013:

GMI Ratings, an independent investment research firm, rated Timken F for executive pay - $15 million for James Griffith and shareholders had a potential 10% stock dilution.

Each director each received 10% to 40% in negative votes, for example: Frank Sullivan, audit committee - 24%, Jacqueline Woods, executive pay committee - 27%, John Luke, executive pay committee - 27%, Joseph Ralston, Lead Director and executive pay committee - 25% and John Timken, Jr., audit committee - 40%. John Reilly was negatively flagged by GMI because he was on the Exide Technologies board when it filed for bankruptcy. There were also 2 inside directors and 2 inside-related directors - independence concern. Timken is a family firm. Three members of the founding family were on the board- including Chairman Ward Timken, Jr., his father, Ward Timken, and his father’s cousin, John M. Timken, Jr.

Timken and certain of its U.S. subsidiaries were designated as potentially responsible parties by the EPA for site investigation and remediation at Superfund sites. Timken is also conducting environmental investigation and/or remediation activities at a number of current or former operating sites. The company does not have a board committee with responsibility for oversight of Timken’s environmental practices.

GMI said Timken is incorporated in Ohio which favors management rights and provides shareholders with a poor level of control. Additionally, Ohio law contains multiple provisions which protect management from hostile takeovers, further diminishing shareholder interests.

Returning to the core topic of this proposal from the context of our clearly improvable corporate governance, please vote to protect shareholder value.

SHAREHOLDER PROPOSAL - INDEPENDENT BOARD CHAIRMAN

THE BOARD OF DIRECTORS’ RESPONSE TO THE SHAREHOLDER PROPOSAL

The Board of Directors recommends that you vote AGAINST this proposal.

The Board of Directors opposes this proposal because the Board has already implemented strong and effective provisions for ensuring the independence of its process and oversight. The Board believes the requested action would deprive the Board of important flexibility in determining the most effective leadership structure to serve the interests of the Company and its shareholders. Instead, the proposal seeks to mandate one leadership structure for all circumstances. The Board believes the Company and its shareholders are best served by retaining this flexibility.

The Board’s current and preferred leadership structure is to separate the roles of Chairman and Chief Executive Officer. With limited exceptions, these roles have been separate for over 80 years. The Board considers this balance of leadership between the two positions to be a strength for the Company.

The Board recognizes the importance of having in place a structure to ensure that it functions in an appropriately independent manner. Accordingly, in furtherance of this goal, in 2011, the Board established the position of independent Lead Director. The role of the Lead Director closely parallels the role of an independent Chairman. Specifically, the Lead Director’s duties include:

(a) developing agendas for, and presiding over, the executive sessions of the independent Directors; (b) reporting the results of the executive sessions to the CEO and Chairman; (c) providing feedback as required to the other Directors on the issues discussed with the CEO and Chairman; (d) serving as a liaison with the CEO, Chairman and the independent Directors; (e) presiding at all meetings of the Board at which the Chairman is not present; (f) approving information sent to the Board; (g) approving agendas for Board meetings; (h) approving Board meeting schedules to ensure that there is sufficient time for discussion of all agenda items; (i) calling meetings of the independent Directors; and (j) ensuring that he or she is available for consultation and direct communications with major shareholders as appropriate.

The designation of an independent Lead Director by the independent Directors of the Board demonstrates the Board’s continuing commitment to strong corporate governance and Board independence.

In addition to the designation of an independent Lead Director, the Board believes that its structure and governance allow it to effectively provide independent Board oversight of the Company:

•	The Board is comprised of a substantial majority of independent Directors.

•	Independent Directors have the opportunity to meet in conjunction with each regular Board meeting in executive sessions chaired by the Lead Director with no members of management present. Independent directors use these executive sessions to discuss matters of concern as well as any matter they deem appropriate, including evaluation of senior management, CEO and management succession, matters to be included on Board agendas, Board informational needs and Board effectiveness. Following these sessions, the Lead Director provides the Board’s guidance and feedback to the CEO and Chairman.

•	The Chairs – and all members – of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee are independent Directors. These Chairs review in advance the matters to be discussed and the materials to be provided in the areas covered by their respective committee charters.

•	All Directors have full access to all members of management, other Company employees and outside advisors, so the Chairman is only one of the many sources of information for the Directors.

In addition, we believe shareholders should view this proposal in the context of the Company’s future structure. On September 5, 2013, the Company announced that it will pursue a separation of its steel business from its bearings and power transmission business, with the latter continuing to operate as The Timken Company. The Company also announced that the current executive Chairman of the Company, Ward J. Timken, Jr., will resign from that position and assume the role of Chairman and Chief Executive Officer of TimkenSteel in conjunction with the separation and that the Timken Board plans to name John M. Timken, Jr. as Timken’s independent non-executive Chairman.

As a result, when John M. Timken, Jr. assumes the role of independent non-executive Chairman of the Company, which is expected to occur in mid-2014, no Timken family member will serve as part of the executive management team of the Company. John M. Timken, Jr. is a long-standing member of the Company’s Board and meets all of the independence requirements of the New York Stock Exchange listing standards. Further, the Company’s Board has determined a number of times that John M. Timken, Jr. has no relationships that impair his independence.

Therefore, with John M. Timken, Jr.’s pending appointment as an independent Chairman, the Company has already announced its intention to adopt a structure that is essentially the same as that requested by the proposal, but which avoids unnecessarily limiting the Board’s flexibility to determine the most effective leadership structure of the Company. The “one size fits all” structure envisioned by the proposal deprives the Company of the ability to change its leadership structure from time to time in a manner that the Board believes will most effectively serve shareholder interests.

The affirmative vote of a majority of the votes cast is necessary for the approval of this proposal. Abstentions and broker non-votes will not be counted for determining whether the resolution is approved.

FOR THESE REASONS, THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE AGAINST THIS PROPOSAL.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and Directors, and persons who own more than 10% of our common shares, to file reports of ownership and changes in ownership with the SEC and the New York Stock Exchange, and to provide us with copies of such reports. We are required to disclose any failure by any of the above-mentioned persons to file timely Section 16 reports.

Based solely upon its review of the copies of such reports furnished to us, or written representations that no forms were required to be filed, we are not aware of any instances of noncompliance, or late compliance, with such filings during the year ended December 31, 2013, by our executive officers, Directors, or 10% shareholders.

SUBMISSION OF SHAREHOLDER PROPOSALS

We must receive by November 27, 2014 any proposal of our shareholders intended to be presented at the 2015 Annual Meeting of Shareholders and to be included in our proxy materials related to the 2015 Annual Meeting of Shareholders pursuant to Rule 14a-8 under the Securities Exchange Act of 1934. Such proposals should be submitted by certified mail, return receipt requested. A shareholder submitting a proposal outside the processes of Rule 14a-8 under the Securities Exchange Act of 1934 in connection with the 2015 Annual Meeting of Shareholders (“Non-Rule 14a-8 Proposals”) must submit written notice of such proposal in accordance with Article I, Sections 12 and 14 of our Amended Regulations. In general, to be timely, a shareholder’s notice must be delivered to or received by our Secretary at our principal executive offices not less than 90 nor more than 120 days prior to the first anniversary of the date on which the Company held the preceding year’s Annual Meeting of Shareholders. If the date of the 2015 Annual Meeting of Shareholders is scheduled for a date more than 30 days prior to or more than 30 days after the first anniversary of the 2014 Annual Meeting of Shareholders, then a shareholder’s notice must be delivered to our Secretary at our principal executive offices not later than the close of business on the later of the 90th day prior to the 2015 Annual Meeting of Shareholders or the 10th day following the day on which public announcement of the date of the 2015 Annual Meeting of Shareholders is first made. Our proxy related to the 2015 Annual Meeting of Shareholders will give discretionary authority to the proxy holders to vote with respect to all Non-Rule 14a-8 Proposals received by us after February 12, 2015.

SHAREHOLDER COMMUNICATIONS

Shareholders or interested parties may send communications to the Board of Directors, to any standing committee of the Board, or to any Director, in writing c/o The Timken Company, 4500 Mt. Pleasant Street, N.W., North Canton, Ohio 44720. Shareholders or interested parties may also submit questions, concerns or reports of misconduct through the Timken Helpline at 1-800-846-5363 and may remain anonymous. Communications received may be reviewed by the office of the General Counsel to ensure appropriate and careful review of the matter.

GENERAL

On the record date of February 24, 2014, we had 92,170,821 outstanding common shares, each entitled to one vote upon all matters presented to the meeting. The presence in person or by proxy of not less than 50% of such shares shall constitute a quorum for purposes of the 2014 Annual Meeting of Shareholders.

The enclosed proxy is solicited by the Board of Directors, and the entire cost of solicitation will be paid by the Company. In addition to solicitation by mail, our officers and other employees, without extra remuneration, may solicit the return of proxies by any means of communication. Brokerage houses, nominees, fiduciaries and other custodians will be requested to forward soliciting material to the beneficial owners of shares held of record by them and will be reimbursed for their expenses. We have retained Innisfree M&A Incorporated to assist in the solicitation of proxies for a fee not to exceed $17,500 plus reasonable out-of-pocket expenses.

Shares represented by properly executed proxies will be voted at the meeting in accordance with the shareholders’ instructions. In the absence of specific instructions, the shares will be voted FOR the election of Directors as indicated under Item No. 1, FOR Item No. 2, FOR Item No. 3, and AGAINST Item No. 4, and, as to any other business as may be properly brought before the 2014 Annual Meeting of Shareholders and any adjournments or postponements thereof, in the discretion of the proxy holders.

You may revoke your proxy at any time before the 2014 Annual Meeting of Shareholders by a later dated proxy received by us or by giving notice to us either in writing or at the meeting.

Corporate Election Services, Inc. (“CES”) will be responsible for tabulating the results of shareholder voting. CES will submit a total vote only, keeping all individual votes confidential. Representatives of CES will serve as inspectors of election for the 2014 Annual Meeting of Shareholders. Under Ohio law and our Amended Articles of Incorporation and Amended Regulations, properly executed proxies marked “abstain” will be counted for purposes of determining whether a quorum has been achieved at the 2014 Annual Meeting of Shareholders, but proxies representing shares held in “street name” by brokers that are not voted with respect to any proposal will not be counted for quorum purposes.

The SEC permits companies to send a single set of annual disclosure documents to any household at which two or more shareholders reside, unless contrary instructions have been received, but only if we provide advance notice and follow certain procedures. In such cases, such shareholders continue to receive a separate notice of the meeting and proxy card. This “householding” process reduces the volume of duplicate information and reduces printing and mailing expenses. We have not instituted householding for shareholders of record; however, a number of brokerage firms may have instituted householding for beneficial owners of our common shares held through such brokerage firms. If your family has multiple accounts holding common shares, you already may have received householding notification from your broker. Please contact your broker directly if you have any questions or require additional copies of the annual disclosure documents. The broker will arrange for delivery of a separate copy of this Proxy Statement or our Annual Report on Form 10-K for the year ended December 31, 2013 promptly upon your written or oral request. You may decide at any time to revoke your decision to household and thereby receive multiple copies.

After April 1, 2014, we will furnish to each shareholder, upon written request and without charge, a copy of our Annual Report to Shareholders for the year ended December 31, 2013, including financial statements and schedules thereto, filed with the SEC. Requests should be addressed to William R. Burkhart, Senior Vice President and General Counsel, The Timken Company, 4500 Mt. Pleasant Street, N.W., North Canton, Ohio 44720. The name, address and share ownership of the person submitting the Shareholder Proposal on page 51, may be obtained using the contact information above or calling (330) 438-3000.

APPENDIX A

Reconciliation of Corporate EBIT/BIC and Return on Invested Capital (“ROIC”) to U.S. GAAP Equivalents

Management believes Corporate EBIT/BIC is closely correlated with the creation of shareholder value and ROIC is representative of the Company’s performance and therefore both measures are useful to investors.

	2013	2012	2011	2010
Net Income	263.0	495.9	456.6
Add Income from Discontinued Operations, Net of Tax	0.0	0.0	0.0
Add Provision for Income Taxes	154.1	270.1	240.2
Add Net Interest	22.5	28.2	31.2

Calculated EBIT	439.6	794.2	728.0
Less Provision for Income Taxes	(154.1)	(270.1)	(240.2)

Calculated Net Operating Profit After Taxes	285.5	524.1	487.8
Total Debt	475.9	479.0	515.1	513.7
Total Equity	2,648.6	2,246.6	2,042.5	1,941.8

Calculated Invested Capital	3,124.5	2,725.6	2,557.6	2,455.5
Add Accrued Pension and Postretirement Benefits Costs	412.9	763.2	886.9	925.7
Less Cash, Cash Equivalents and Restricted Cash	(399.7)	(601.5)	(468.4)	(877.1)

Calculated BIC	3,137.7	2,887.3	2,976.1	2,504.1
EBIT/BIC
Calculated EBIT	439.6	794.2	728.0
Calculated BIC (two-point average)	3,012.5	2,931.7	2,740.1
Calculated EBIT/BIC	14.5%	27.0%	26.6%
ROIC
Calculated Net Operating Profit After Taxes	285.5	524.1	487.8
Calculated Invested Capital (two-point average)	2,925.05	2,641.6	2,506.6
Calculated ROIC	9.8%	19.8%	19.5%

A-1

c/o Corporate Election Services P. O. Box 3200 Pittsburgh, PA 15230	VOTE BY TELEPHONE

Have your proxy card available when you call the Toll-Free number 1-888-693-8683 using a touch-tone phone, and follow the simple instructions to record your vote.

VOTE BY INTERNET

Have your proxy card available when you access the website www.cesvote.com and follow the simple instructions to record your vote.

VOTE BY MAIL

Please mark, sign and date your proxy card and return it in the postage-paid envelope provided or return it to: Corporate Election Services, P.O. Box 3200, Pittsburgh, PA 15230.

Vote by Telephone Call Toll-Free using a Touch-Tone phone: 1-888-693-8683	Vote by Internet Access the Website and Cast your vote: www.cesvote.com	Vote by Mail Return your proxy card in the Postage-Paid envelope provided

Vote 24 hours a day, 7 days a week!

If you vote by telephone or Internet, please do not send your proxy by mail.

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Proxy must be signed and dated below.

ê Please fold and detach card at perforation before mailing. ê

THE TIMKEN COMPANY	PROXY / VOTING INSTRUCTION CARD

The undersigned appoints W. J. Timken, Jr.; James W. Griffith; and William R. Burkhart; and each of them, as true and lawful proxies, with full power of substitution, to vote and act for the undersigned as specified on the reverse hereof at the Annual Meeting of Shareholders of THE TIMKEN COMPANY to be held at 1835 Dueber Avenue, S.W., Canton, Ohio, on May 13, 2014, at 10:00 a.m., and at any adjournment thereof, as fully as the undersigned could vote and act if personally present on the matters set forth on the reverse hereof, and, in their discretion on such other matters as may properly come before the meeting, and/or if the undersigned is a participant in one or more of the Company’s or its subsidiaries’ associate share ownership plans and has stock of the Company allocated to his or her account(s), the undersigned directs the trustee(s) of such plan(s) likewise to appoint the above-named individuals as proxies to vote and act with respect to all shares of such stock so allocated on the record date for such meeting in the manner specified on the reverse hereof at such meeting or any adjournment thereof, and in their discretion on such other matters as may properly come before the meeting.

Signature

Signature (if jointly held)

Date:

Please sign exactly as the name appears hereon. Joint owners should each sign. When signing as an attorney, executor, administrator, trust or guardian, please give full title as such.

PLEASE SIGN AND RETURN AS SOON AS POSSIBLE

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

May 13, 2014

Parking: Shareholders attending the meeting may park in the visitor lot behind the Corporate Office building.

Note: If your shares are held in street name, please bring a letter with you from your broker stating as such to the Annual Meeting.

10:00 a.m.
Corporate Auditorium (C1G)
The Timken Company
1835 Dueber Avenue, S.W.
Canton, OH 44706-2798
Telephone: (330) 438-3000

For directions to the Annual Meeting, you may call 330-471-3997.

ELECTRONIC ACCESS TO FUTURE DOCUMENTS NOW AVAILABLE

If you are a registered holder of shares, you have the option to access future shareholder communications (e.g., annual reports, proxy statements, related proxy materials) over the Internet instead of receiving those documents in print. Participation is completely voluntary. If you give your consent, in the future, when our material is available over the Internet, you will receive notification which will contain the Internet location where the material is available. Our material will be presented in PDF format. There is no cost to you for this service other than any charges you may incur from your Internet provider, telephone and/or cable company. Once you give your consent, it will remain in effect until you inform us otherwise. You may revoke your consent at any time by notifying the Company in writing. To give your consent, follow the prompts when you vote by telephone or over the Internet or check the appropriate box located at the bottom of the attached proxy card when you vote by mail.

ê Please fold and detach card at perforation before mailing. ê

THE TIMKEN COMPANY	PROXY / VOTING INSTRUCTION CARD

The shares represented by this proxy will be voted as recommended by the Board of Directors unless otherwise specified.

The Board of Directors recommends a vote FOR proposals 1, 2 and 3.

1.    Election of Directors to serve for a term of one year:

Nominees:	(01) Phillip R. Cox	(02) Diane C. Creel	(03) Richard G. Kyle	(04) John A. Luke, Jr.
	(05) Christopher L. Mapes	(06) Joseph W. Ralston	(07) John P. Reilly	(08) Frank C. Sullivan
	(09) John M. Timken, Jr.	(10) Ward J. Timken, Jr.	(11) Jacqueline F. Woods

              ☐    FOR all nominees listed above             ☐    WITHHOLD AUTHORITY to vote for all nominees listed above

              To withhold authority to vote for any individual nominee, strike a line through that nominee’s name above.

2.    Ratification of the selection of Ernst & Young LLP as the independent auditor for the fiscal year ending December 31, 2014.

              ☐    FOR            ☐    AGAINST             ☐    ABSTAIN

3.    An advisory resolution regarding named executive officer compensation.

              ☐    FOR            ☐    AGAINST             ☐    ABSTAIN

The Board of Directors recommends a vote AGAINST proposal 4.

4.    A shareholder proposal requesting the Company adopt a policy requiring that the Chairman of the Board be an independent Director.

              ☐    FOR            ☐    AGAINST             ☐    ABSTAIN

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

☐     PLEASE CHECK THIS BOX IF YOU CONSENT TO ACCESS FUTURE ANNUAL REPORTS AND PROXY MATERIAL VIA THE INTERNET ONLY.

CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE.